Exhibit 2.4

EXECUTION COPY

SECOND AMENDMENT AND RESTATEMENT
AGREEMENT

DATED 26th NOVEMBER, 2003

for the

EURO 347,542,854
REVOLVING CREDIT FACILITY AND BILATERAL FACILITIES

For

WATERFORD WEDGWOOD PLC
WATERFORD WEDGWOOD U.K. PLC
and certain Subsidiaries

arranged by

BANK OF IRELAND

And

THE ROYAL BANK OF SCOTLAND PLC

ALLEN & OVERY

London

CONTENTS

Clause

1.	Interpretation
2.	Conditions Precedent
3.	Restatement
4.	Representations and Warranties
5.	Fees
6.	Expenses
7.	Miscellaneous
8.	Replacement of Agent
9.	Continuation
10.	Counterparts
11.	Jurisdiction
12.	Governing Law

Schedule

1.	Various Parties
	Part 1	Original Borrowers
	Part 2	Original Guarantors
	Part 3	RCF Banks
	Part 4	Bilateral Banks
2.	Restated Credit Agreement
3.

Signatories

THIS SECOND AMENDMENT AND RESTATEMENT AGREEMENT is dated 26th November, 2003

BETWEEN:

(1)                                  WATERFORD WEDGWOOD PLC (a company incorporated in the Republic of Ireland with registered number 11861) (the Company);

(2)                                  WATERFORD WEDGWOOD U.K. PLC (incorporated in England with registered number 2058427) (WWUK);

(3)                                  THE SUBSIDIARIES OF THE COMPANY listed in Part 1 of Schedule 1 as borrowers and guarantors (the Original Borrowers);

(4)                                  THE SUBSIDIARIES OF THE COMPANY listed in Part 2 of Schedule 1 as guarantors (the Original Guarantors);

(5)                                  THE ROYAL BANK OF SCOTLAND PLC and THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND as arrangers (in this capacity the Arrangers, which term also includes the Co-ordinators);

(6)                                  THE FINANCIAL INSTITUTIONS listed in Part 3 of Schedule 1 as revolving credit banks (in this capacity the RCF Banks);

(7)                                  THOSE RCF BANKS (or Affiliates of them) listed in Part 4 of Schedule 1 as providers of bilateral facilities as at the date of this Agreement (in this capacity the Original Bilateral Banks);

(8)                                  THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND as agent (in this capacity the Agent); and

(9)                                  THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND and THE ROYAL BANK OF SCOTLAND PLC as joint facility co-ordinators (in this capacity the Co-ordinators).

BACKGROUND

(A)                              The parties to this agreement (the Agreement) are parties to a facility agreement dated 29th November, 1999 (as amended in terms of an amendment agreement dated 26th July, 2001 and further amended by an amendment and restatement agreement dated 4th March, 2002, together with any other amendments prior to the date hereof) (as so amended and restated, the Credit Agreement).

(B)                                Certain of the Banks also provide bilateral loan, overdraft and letter of credit issuance facilities to the Group.

(C)                                The parties to this Agreement have agreed to amend the terms of the Credit Agreement (and the Banks providing bilateral facilities have agreed to amend the terms on which they are provided and to incorporate the terms on which those bilateral facilities are provided into the Credit Agreement) and to restate those terms as so amended (and incorporated), as set out in this Agreement.

IT IS AGREED as follows:-

1.                                      INTERPRETATION

1.1                               Definitions

In this Agreement:

Conditions Precedent Document means the document dated on or about the date of this Agreement setting out the documentary conditions precedent required to be provided to the Agent pursuant to Clause 2.1 (Documentary conditions precedent).

Effective Date means the date on which the Agent gives the notification referred to in Clause 2.1(a) (Documentary conditions precedent).

First Waiver Letter means the waiver letter dated 3rd June, 2003, on the terms of which the Credit Agreement was amended.

Restated Credit Agreement means the Credit Agreement as amended and restated, and incorporating the Restated Facilities, in the form set out in Schedule 2 to this Agreement.

Second Waiver Letter means the waiver letter dated 30th September, 2003, on the terms of which the Credit Agreement was amended.

Waiver Letter means the First Waiver Letter or the Second Waiver Letter.

1.2                               Construction

(a)                                  Unless expressly defined in this Agreement or the contrary intention appears, terms defined in the Credit Agreement and/or the Restated Credit Agreement (and, in the case of a conflict the definition in the Restated Credit Agreement shall prevail) shall have the same meanings when used in this Agreement.

(b)                                 The provision of Clause 1.2 (Construction) of the Restated Credit Agreement shall also apply to this Agreement as if set out in this Agreement save that references to this Agreement shall be construed as references to this Agreement.

(c)                                  This Agreement is supplemental to the Credit Agreement and the Restated Credit Agreement.  References in those documents to under this Agreement, and the like will be deemed to include this Agreement.

2.                                      CONDITIONS PRECEDENT

2.1                               Documentary conditions precedent

(a)                                  The provisions of Clause 3 (Restatement) shall take effect on and after the date on which the Agent notifies the Company and the Banks that it has received the documents set out in Clauses 2 (General conditions precedent) and 3 (Security conditions precedent) of the Conditions Precedent Document in form and substance satisfactory to the Agent (save in relation to the documentary conditions precedent referred to in clauses 2.5(a) (U.S. Private Placement), 2.6(a) and (b) (Rosenthal) and 2.7 (c) and (e) (Miscellaneous) of the Conditions Precedent Document, which are to be in form and substance satisfactory to the Banks).  The Agent will give that notification as soon as practicable after receipt of those documents in form and substance satisfactory to it (or, as the case may be, the Banks) (but subject, in each case, to paragraph (b) below).

(b)                                 The Agent shall not give the notice referred to in paragraph (a) above if it is aware that:

(i)                                     a Default has occurred which is continuing; or

(ii)                                  any of the representations and warranties set out in Clause 4 (Representations and Warranties) are untrue and inaccurate with reference to the facts and circumstances then subsisting, save with the consent of all of the Banks.

(c)                                  The Agent shall promptly supply a Bank with a copy of each document received by the Agent under paragraph (a) above upon the request of that Bank.

2.2                               Lapse of this Agreement

If the notification from the Agent referred to in paragraph (a) of Clause 2.1 above has not been given to the Company by 28th November, 2003, (or such later date as may be agreed by the Agent (acting on the instructions of all of the Banks) and the Company) then this Agreement shall lapse on that date and be of no further effect and, without prejudice to the obligations of the Company under Clause 5 (Fees), Clause 6 (Expenses) and Clause 7 (Continuation), none of the parties to this Agreement shall be under any liability under it.

3.                                      RESTATEMENT

On and from the Effective Date, the Credit Agreement will be amended, restated and take effect in the form set out in Schedule 2 and the Bilateral Facilities will continue to be provided in accordance with the terms of the Restated Credit Agreement.

4.                                      REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to each of the Finance Parties that on the date of this Agreement, and on the Effective Date, that each of the representations and warranties contained in Clause 17 (Representations and Warranties) of the Restated Credit Agreement would, if repeated on that date, be true and accurate in all respects:

(a)                                  at the date of this Agreement; and

(b)                                 on the Effective Date,

in each case as if references made on such date to the Credit Agreement were references to the Credit Agreement as amended by this Agreement, as if this Agreement were a Finance Document and as if references in Clause 16.8 (Accounts) of the Credit Agreement to Original Group Accounts were references to the audited consolidated financial statements of the Group dated 31st March, 2003 provided that the representations and warranties given on the date of this Agreement shall assume that the Effective Date has occurred.

5.                                      FEES

5.1                               Arrangement Fee

The Company will pay to the Agent for distribution among the Banks pro rata to their Commitments, an arrangement fee in the amount of euro 4,048,303.  This fee is payable within five Business Days after the date of this Agreement.

5.2                               Success Fee

A further fee of euro 1,734,987 is payable by the Company to the Agent for distribution among the Banks on 2nd January, 2004.

6.                                      EXPENSES

The Company shall forthwith on demand pay the Agent and the Co-ordinators the amount of all costs and expenses (including legal fees) properly incurred by any of them in connection with:

(a)                                  the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement or the Credit Agreement; and

(b)                                 any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to this Agreement, the Credit Agreement or a document referred to in this Agreement or the Credit Agreement.

7.                                      MISCELLANEOUS

(a)                                  Except as otherwise expressly provided in this Agreement (and the Restated Credit Agreement), the terms of this Agreement (and the Restated Credit Agreement) may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)                                 Notwithstanding any term of this Agreement (and the Restated Credit Agreement), the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement (or the Restated Credit Agreement or both).

(c)                                  The provisions of Clauses 33 (Severability), 35 (Notices) and 36 (Language) of the Restated Credit Agreement shall also apply to this Agreement as if set out in this Agreement save that references to the Agreement shall be construed as references to this Agreement.

(d)                                 This is a Finance Document for the purposes of the Restated Credit Agreement.

(e)                                  On and from the Effective Date each Loan drawn under the Facility and outstanding on the Effective Date:

(i)                                     will be deemed to have been drawn under the Facility as defined in the Restated Credit Agreement;

(ii)                                  will have an Original Euro Amount calculated as if drawn on the Effective Date; and

(iii)                               otherwise will continue with the same Repayment Date and in the same currency, but with a Margin rising to 2.75 per cent, per annum on and from the Effective Date.

(f)                                    On and from the Effective Date, the bilateral lending facility currently provided by Mizuho Corporate Bank Limited (Mizuho) in Japan will be cancelled and replaced by an increase in the RCF Commitment of Mizuho by the amount of that facility.  The Company will ensure that the bilateral lending facility currently made available by Mizuho in Japan is repaid in full by the date three Business Days after the HYB Funding Date.  In addition, the Company will ensure that any contingent liability of any member of the Group to Mizuho with respect to a customs guarantee issued in Japan is fully cash collateralised by that date.

8.                                      REPLACEMENT OF AGENT

(a)                                  With effect on and from the date of this Agreement, National Westminster Bank plc shall be replaced as Agent by The Governor and Company of the Bank of Ireland, unless this Agreement shall lapse in accordance with Clause 2.2 (Lapse of this Agreement), in which case this replacement will be reversed.

(b)                                 Clause 22.15(e) (Resignation of Agent) of the Restated Credit Agreement shall continue to benefit National Westminster Bank plc as retiring Agent.

9.                                      CONTINUATION

(a)                                  Subject to paragraph (b) below, the Obligors, the Arrangers, the Agent and the Banks agree that the rights and obligations of each of them under the Credit Agreement, and the rights and obligations of each party to a Bilateral Document, shall not be affected or impaired by the execution, delivery and performance of this Agreement except in the manner and to the extent stated in this Agreement.

(b)                                 With effect on and from the Effective Date:

(i)                                     the Waiver Letters shall cease to be Finance Documents;

(ii)                                  each Finance Party waives all of its rights arising in connection with the Financial Covenant Defaults as referred to in the Waiver Letters, and waives those Financial Covenant Defaults; and

(iii)                               no member of the Group shall be under any obligations under either Waiver Letter and no breach of the provisions of either Waiver Letter will constitute an Event of Default for the purposes of the Restated Credit Agreement.

10.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.                               JURISDICTION

11.1                        Submission

For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and, accordingly, submits to the jurisdiction of the English courts.

11.2                        Service of process

Without prejudice to any other mode of service, each Obligor (other than an Obligor incorporated in England and Wales):

(a)                                  irrevocably appoints Waterford Wedgwood U.K. Plc (which hereby accepts that appointment) as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

(b)                                 agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned; and

(c)                                  consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 35.2 (Addresses for notices) of the Credit Agreement.

11.3                        Forum convenience and enforcement abroad

Each Obligor:

(a)                                  waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)                                 agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

11.4                        Non-exclusivity

Nothing in this Clause 11 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a)                                  in any other court of competent jurisdiction; or

(b)                                 concurrently in more than one jurisdiction.

12.                               GOVERNING LAW

This Agreement is governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

(to the Agreement)

VARIOUS PARTIES

PART 1

ORIGINAL BORROWERS

Original Borrower	Registered number	Jurisdiction of incorporation

All-Clad Holdings, Inc.		Pennsylvania, USA

Waterford Wedgwood GmbH	HRB 2900 (Local Court (Amtsgericht) at Hof)	Germany

Josiah Wedgwood & Sons Limited	613288	England and Wales

Statum Limited	343652	England and Wales

Waterford Wedgwood Retail Limited	624489	England and Wales

Wedgwood Limited	44052	England and Wales

Waterford Crystal Limited	78088	Republic of Ireland

Waterford Crystal (Manufacturing) Limited	104597	Republic of Ireland

Waterford Wedgwood Japan Limited		Japan

Waterford Wedgwood USA, Inc.		New York, USA

WW Inc.		Delaware, USA

Waterford Wedgwood Finance, Inc.		Delaware, USA

PART 2

ORIGINAL GUARANTORS

Original Guarantor	Registered number	Jurisdiction of incorporation

Josiah Wedgwood & Sons (Exports) Limited	240666	England and Wales

Stuart & Sons Limited	117548	England and Wales

Waterford Wedgwood, Inc.		Delaware, USA

Waterford Wedgwood Holdings Inc.		Delaware, USA

Clad Metals LLC		Delaware, USA

All-Clad Metalcrafters, LLC		Delaware, USA

Clad Holdings Corp		Delaware, USA

PART 3

RCF BANKS

The Governor and Company of the Bank of Ireland

Ulster Bank Ireland Limited

ABN Amro Bank N.V. Dublin Branch

Allied Irish Banks, p.l.c.

Barclays Bank PLC

Bayerische Landesbank, London Branch

IIB Bank Limited

Mizuho Corporate Bank Limited

Wachovia Bank, National Association

The Royal Bank of Scotland plc

Scotiabank (Ireland) Limited

PART 4

BILATERAL BANKS

ABN Amro Bank N.V. Dublin Branch

Allied Irish Banks, p.l.c.

Barclays Bank PLC

The Governor and Company of the Bank of Ireland

National Westminster Bank Plc

SCHEDULE 2

(to the Agreement)

RESTATED CREDIT AGREEMENT

CREDIT AGREEMENT

ORIGINALLY DATED 29th November, 1999

but amended and restated on a number of occasions,

most recently by an amendment and restatement agreement

dated         November, 2003

EURO 347,542,854

REVOLVING CREDIT FACILITY AND BILATERAL FACILITIES

FOR

WATERFORD WEDGWOOD PLC

WATERFORD WEDGWOOD U.K. PLC

and certain Subsidiaries

ARRANGED BY

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

And

THE ROYAL BANK OF SCOTLAND PLC

CONTENTS

Clause

1.	Interpretation
2.	RCF Facility
3.	Bilateral Facilities
4.	Purpose
5.	Conditions Precedent
6.	Drawdown
7.	Repayment
8.	Prepayment and Cancellation
9.	Interest
10.	Optional Currencies
11.	Payments
12.	Taxes
13.	Market Disruption
14.	Increased Costs
15.	Illegality
16.	Guarantee
17.	Representations and Warranties
18.	Information Covenants
19.	Financial Covenants
20.	General Covenants
21.	Default
22.	The Agent and the Arrangers
23.	Fees
24.	Expenses
25.	Stamp Duties
26.	Indemnities and Break Costs
27.	Evidence and Calculations
28.	Amendments and Waivers
29.	Changes to the Parties
30.	Disclosure of Information
31.	Set-off
32.	Pro Rata Sharing
33.	Severability
34.	Counterparts
35.	Notices
36.	Language
37.	Jurisdiction
38.	Governing Law
39.	Waiver of Jury Trial

Schedule

1.	Various Parties
	Part 1	Original Borrowers
	Part 2	Original Guarantors
	Part 3	RCF Banks and Commitments
	Part 4	Bilateral Banks and Bilateral Facilities
2.	Conditions Precedent Documents
	Part 1	To be delivered by an Additional Borrower
	Part 2	To be Delivered by an Additional Guarantor
3.	Calculation of the Mandatory Cost
4.	Form of Request
5.	Forms of Accession Documents
	Part 1	Novation Certificate
	Part 2	Borrower Accession Agreement
	Part 3	Guarantor Accession Agreement
6.	Timetable
7.	Permitted Disposals

THIS AGREEMENT was originally dated 29th November, 1999 but was amended and restated (most recently) by an amendment and restatement agreement dated       November, 2003 and is made between:

(1)                                  WATERFORD WEDGWOOD PLC (a company incorporated in the Republic of Ireland with registered number 11861) (the Company);

(2)                                  WATERFORD WEDGWOOD U.K. PLC (incorporated in England with registered number 2058427) (WWUK);

(3)                                  THE SUBSIDIARIES OF THE COMPANY listed in Part 1 Schedule 1 as borrowers and guarantors (the Original Borrowers);

(4)                                  THE SUBSIDIARIES OF THE COMPANY listed in Part 2 Schedule 1 as guarantors (the Original Guarantors);

(5)                                  THE ROYAL BANK OF SCOTLAND PLC and THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND as arrangers (in this capacity the Arrangers, which term also includes the Co-ordinators);

(6)                                  THE FINANCIAL INSTITUTIONS listed in Part 3 of Schedule 1 as revolving credit banks (in this capacity the RCF Banks);

(7)                                  THOSE RCF BANKS (or Affiliates of them) listed in Part 4 of Schedule 1 as bilateral banks (in this capacity the Original Bilateral Banks);

(8)                                  THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND as agent (in this capacity the Agent); and

(9)                                  THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND and THE ROYAL BANK OF SCOTLAND PLC as joint facility co-ordinators (in this capacity the Coordinators).

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definitions

In this Agreement:

Accounting Principles means:

(a)                                  for WWUK and any other Obligor incorporated in England and Wales, accounting principles generally accepted in the United Kingdom and approved by the Institute of Chartered Accountants of England and Wales (including those set out in financial reporting standards, statements of standard accounting practice, urgent issues task force abstracts and legislation); and

(b)                                 for any other Obligor, accounting principles and practices accepted in its jurisdiction of incorporation.

Additional Borrower means a member of the Group which becomes a Borrower in accordance with Clause 29.5 (Additional Borrowers).

Additional Guarantor means a member of the Group which becomes a Guarantor in accordance with Clause 29.6 (Guarantor cover).

Affiliate means a Subsidiary or a holding company (as defined in section 736 of the Companies Act 1985) of a person and any other Subsidiary of that holding company.

Agency Fee Letter means the letter dated the date of this Agreement signed by the Agent and the Company setting out the amount of the agency fee referred to in Clause 23.3 (Agent’s fee).

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of a currency in the London foreign exchange market with euros at or about 11.00 a.m. on a particular day.

Banks means the RCF Banks and the Bilateral Banks.

Bilateral Banks means the Original Bilateral Banks, together with any Bank which acquires a Bilateral Commitment under Clause 29 (Changes to the Parties).

Bilateral Commitment means:

(a)                                  for a Bilateral Bank, the aggregate amount of the Commitments set opposite its name in Part 4 of Schedule 1 (Bilateral Banks and Bilateral Commitments);

(b)                                 for a Bilateral Bank and a Bilateral Facility, the amount set opposite that Bilateral Facility in Part 4 of Schedule 1 (Bilateral Banks and Bilateral Commitments); and

(c)                                  for a Bank that becomes a Bilateral Bank after the date of this Agreement, the amount of Bilateral Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement, subject to Clause 29.4 (Transfers of Bilateral Commitment).

Bilateral Document means any document evidencing the terms of, or any rights with respect to, any Bilateral Facility.

Bilateral Facilities means those overdraft, guarantee, letter of credit and loan facilities provided by the Bilateral Banks as at the date of this Agreement, the amounts of which are listed in Part 4 of Schedule 1.

Borrower means the Company, WWUK, an Original Borrower or an Additional Borrower.

Borrower Accession Agreement means a letter substantially in the form of Part 2 of Schedule 5 with such amendments as the Agent may approve or reasonably require.

Break Costs means the amount (if any) which an RCF Bank is entitled to receive under Clause 26.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid other than at the end of a Term.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in London, and;

(a)                                  (in relation to any date for the payment or purchase of euro) a TARGET Day;

(b)                                 (in relation to any date for the payment or purchase of U.S. Dollars), New York; and

(c)                                  (in relation to any date for the payment or purchase of any currency other than Sterling, euro or U.S. Dollars), the principal financial centre of the country of that currency.

CIT Facility means a non-recourse receivables factoring facility available to WC Designs, Waterford Wedgwood USA Inc. and All-Clad Metalcrafters, LLC on the date of this Agreement, but only to be available to WC Designs from the date three Business Days after the HYB Funding Date.

Code means the United States Internal Revenue Code of 1986, as amended, and any rule or regulation issued thereunder from time to time in effect.

Commitment means, with respect to a Bank at any time, the aggregate of its Bilateral Commitment and RCF Commitment at that time.

Conditions Precedent Document means the document delivered pursuant the Second A & R Agreement, setting out the documentary conditions precedent and conditions subsequent required to be delivered under the Second A & R Agreement.

Dangerous Substance means:

(a)                                  any natural or artificial substance (whether in solid or liquid from or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing known physical harm to man or any other living organism or known physical damage to the environment; and

(b)                                 any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law.

Default means an Event of Default or an event which, with the giving of notice, expiry of any grace period or determination of materiality (in any such case, as expressly provided for in relation to the relevant Event of Default) would constitute an Event of Default.

Drawdown Date means the date of the advance of a Loan or making of any utilisation under a Bilateral Facility.

EBITDA means, in the case of a Subsidiary of the Company, the net pre-taxation profits of that Subsidiary for a period as adjusted by:

(a)                                  adding back all interest and other financing charges incurred by that Subsidiary;

(b)                                 deducting the amount of any exceptional income included; and

(c)                                  adding back depreciation and amortisation,

in each case, for that period.

Effective Date has the meaning given to it in the Second A&R Agreement.

Environmental Law means any law or regulation (whether in the United Kingdom or elsewhere) relating to the protection of human health, safety or the environment or to releases or threatened releases of Dangerous Substances, the conditions of the work place or the generation, processing, distribution, transportation, storage, treatment, handling or disposal of Dangerous Substances.

Environmental Licence means any permit, licence, authorisations, consent or other approval required by any Environmental Law.

ERISA means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder from time to time in effect.

ERISA Affiliate means any person (as defined in Section 3(9) of ERISA) which together with a person or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

EURIBOR means for a Term of any Loan or overdue amount in euro;

(a)                                  the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro or € means the single currency of the Participating Member States.

Euro Equivalent of a utilisation means, on a particular day,

(a)                                  if denominated in euros, the principal amount then outstanding; or

(b)                                 if denominated in another currency, its equivalent in euros calculated on the basis of the Agent’s Spot Rate of Exchange on that day.

Event of Default means an event specified as such in Clause 21.1 (Events of Default).

Facilities means the RCF Facility and the Bilateral Facilities.

Facility Office means the office(s) notified by an RCF Bank to the Agent:

(a)                                  on or before the date it becomes an RCF Bank; or

(b)                                 by not less than 5 Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

Final Maturity Date means 31st March, 2008.

Finance Document means this Agreement, a Security Document, the Agency Fee Letter, the Intercreditor Agreement, the Second A&R Agreement, a Bilateral Document, a Novation Certificate, a Borrower Accession Agreement, a Guarantor Accession Agreement or any other document designated as such in writing by the Agent and the Company.

Finance Party means an Arranger, a Bilateral Bank, an RCF Bank, the Agent, or a Co-ordinator.

Financial Indebtedness means any indebtedness (other than indebtedness owed by one member of the Group to another member of the Group) in respect of:

(a)                                  moneys borrowed and debit balances at banks or other financial institutions;

(b)                                 any debenture, bond, note, loan stock or other debt security;

(c)                                  amounts raised under any acceptance or documentary credit;

(d)                                 amounts raised from the factoring or discounting of receivables (otherwise than on a basis by virtue of which Financial Reporting Standard 5 (FRS 5) would allow those receivables to be derecognised in the consolidated financial statements of the Group in respect of WC Designs only from the date three Business Days after the HYB Funding Date);

(e)                                  the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)                                    any lease (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)                                 any currency or interest swap or exchange or any cap, collar or floor arrangements (provided that when calculating the amount of indebtedness under any such arrangement only the marked to market value amount shall be taken into account);

(h)                                 any amount raised under any other transaction having the commercial effect of a borrowing or raising of money, to the extent required to be disclosed as a liability in accordance with FRS 5;

(i)                                     any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; or

(j)                                     any guarantee or indemnity or similar assurance against financial loss given in respect of indebtedness of a type referred to in paragraphs (a) to (h) (inclusive) above.

Group means the Company and its Subsidiaries.

Group Structure Chart means the structure chart prepared by the Company showing all members of the Group as at the date of this Agreement and delivered as a condition precedent under the Second A&R Agreement.

Guarantor means a Borrower, an Original Guarantor or an Additional Guarantor.

Guarantor Accession Agreement means a deed substantially in the form of Part 3 of Schedule 5 with such amendments as the Agent may approve or reasonably require on the advice of its legal advisers in the jurisdiction of incorporation of the proposed Additional Guarantor.

Guarantor Cessation Notice means a notice substantially in the form of Part 4 of Schedule 5 with such amendments as the Agent may approve.

HYB Funding Date means the earlier to occur of the date on which proceeds from the HYB Issue are released to the Company from escrow and the date falling five Business Days after the date of this Agreement.

HYB Indenture means the indenture entered into or to be entered into in relation to the HYB Issue by the HYB Funding Date.

HYB Issue means the proposed issue of the approximately euro 165,000,000 mezzanine notes of the Company due 2010, with an interest rate not in excess of 11 per cent, per annum, which are targeted to be issued on 1st December, 2003.

Information Cut-off Date means the date on which the Company is able to demonstrate to the satisfaction of the Agent that the ratio of Total Consolidated Net Borrowings to Consolidated Adjusted EBITDA is less than 2.50:1 on the basis of four or more consecutive financial quarters.

Intellectual Property Rights means all know-how, patents, trade marks, service marks, design rights, business names, domain names, topographical or similar rights, copyrights, data base and other intellectual property monopoly rights (in each case, whether registered or not and including all applications for the same).

Intercreditor Agreement means the intercreditor and security trust agreement entered into or to be entered into between the Security Trustee, the Banks, the Obligors, the trustee of the HYB Issue and the holders of the U.S. Private Placement.

Ireland means the Republic of Ireland.

Irish Pension Schemes means the defined benefit pension plans sponsored by the Company for the employees of the Group based in Ireland, known as:

(a)                                  The Waterford Wedgwood Crystal Limited Contributory Pension Plan for Factory Employees;

(b)                                 The Waterford Wedgwood Crystal Limited Contributory Pension Plan for Staff Employees; and

(c)                                  Waterford Wedgwood plc Supplementary Benefits Scheme.

LC Bank means a Bilateral Bank in its capacity as issuing bank under an LC Facility.

LC Facility means a Bilateral Facility provided by a Bank for the issuance of letters of credit and guarantees.

LIBOR means for a Term of any Loan or overdue amount in any currency other than euro:

(a)                                  the applicable Screen Rate; or

(b)                                 if no such Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upwards to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, at or about 11 a.m. on the Rate Fixing Day for the offering of deposits in the currency of the relevant loan for a period comparable to its Term.

Loan means a loan made by the Banks under the RCF Facility.

Majority Banks means, at any time, Banks whose Commitments:

(a)                                  then aggregate more than 66 2/3 per cent. of the Total Commitments; or

(b)                                 if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction.

Mandatory Costs means the cost imputed to the Banks of compliance with:

(a)                                  the cash ratio and special deposit requirements of the Bank of England and/or banking supervision or other costs of the Financial Services Authority as determined in accordance with Schedule 3; and

(b)                                 the minimum reserve requirements of the European Central Bank, as notified by any Bank to the Agent.

Margin means 2.75 per cent. per annum.

Material Adverse Effect means a material adverse effect on:

(a)                                  the business or financial condition of any Obligor or the Group as a whole;

(b)                                 the ability of an Obligor to perform its obligations under any Finance Document;

(c)                                  the validity or enforceability of any Finance Document in any material respect; or

(d)                                 any material right or material remedy of a Finance Party in respect of a Finance Document.

New RCF Bank has the meaning given to it in Clause 29.2 (Transfers by RCF Banks).

Novation Certificate has the meaning given to it in Clause 29.3 (Procedure for novations).

Obligor means a Borrower or a Guarantor.

Optional Currencies means Sterling, Swiss Francs, U.S. Dollars and Yen.

Original Euro Amount means;

(a)                                  the principal amount of a Loan denominated in euro; or

(b)                                 the principal amount of a Loan denominated in an Optional Currency translated into euro on the basis of the Agent’s Spot Rate of Exchange on the date of receipt by the Agent of the Request for that Loan.

Original Group Accounts means the audited consolidated accounts of the Group for the year ended 31st March, 2003.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Party means a party to this Agreement.

Plan means an “employee benefit plan” (as defined in Section 3(3) of ERISA) which either:

(a)                                  is maintained, or contributed to, by any ERISA Affiliate for employees of any ERISA Affiliate; or

(b)                                 has at any time within the preceding five years been maintained, or contributed to, by any person which was at such time an ERISA Affiliate for employees of any person which was at such time an ERISA Affiliate.

Prescribed Time means the time set opposite the number of a sub-Clause or paragraph of Clause 6 (Drawdown) under the heading “Time” in Schedule 5.

Principal Subsidiary means an operating Subsidiary (other than a subsidiary undertaking within the meaning of section 21 of the Companies Act 1989) of the Company whose gross assets or EBITDA at any time (and for any period) equal or exceed five per cent. of the gross assets or Consolidated EBITDA, as the case may be, of the Group at that time, and for the purposes of the above:

(a)                                  the gross assets or EBITDA of the Subsidiary shall be ascertained by reference to:

(i)                                     the accounts (consolidated in the case of a company which itself has Subsidiaries and which, in the normal course, prepares consolidated accounts) of the Subsidiary used in computing the latest audited consolidated accounts of the Group which have been made up; or

(ii)                                  if the company becomes a Subsidiary of the Company after the end of the financial period to which the latest audited consolidated accounts of the Group relate, the latest accounts (consolidated in the case of a company which itself has Subsidiaries and which, in the normal course prepares consolidated accounts) of the Subsidiary; and

(b)                                 the gross assets or Consolidated EBITDA of the Group shall be ascertained by reference to the latest audited consolidated accounts of the Group, adjusted (where appropriate) to reflect the assets or EBITDA, as the case may be, of any company subsequently acquired or disposed of.

Once a company has become a Principal Subsidiary, it shall remain one until it has ceased to fulfil the requirements of this definition and the Company has given notice to the Agent (accompanied by computations in reasonable detail showing the basis for that conclusion) that it has ceased to fulfil those requirements.

Rate Fixing Day means:

(a)                                  the Drawdown Date for a Loan denominated in Sterling; or

(b)                                 the second Business Day before the Drawdown Date for a Loan denominated in U.S. Dollars, Swiss Francs or Yen; or

(c)                                  the second TARGET Day before the Drawdown Date for a Loan denominated in euros.

RCF Commitment means:

(a)                                  for an RCF Bank, the amount set opposite its name in Part 3 of Schedule 1 (RCF Banks and RCF Commitments) and the amount of any other RCF Commitment transferred to it; and

(b)                                 for any New RCF Bank, the amount of any RCF Commitment, it acquires,

to the extent not cancelled, transferred or reduced under this Agreement, subject to Clause 29.2 (Transfers by RCF Banks).

RCF Facility means the revolving credit facility as specified in Clause 2 (RCF Facility) under this Agreement.

Reference Banks means, subject to Clause 29.7 (Reference Banks), the principal London offices of Barclays Bank PLC, The Governor and Company of the Bank of Ireland and The Royal Bank of Scotland plc.

Related Company shall have the meaning given to it in Section 4 of the Irish Companies (Amendment) Act 1990.

Repayment Date means the last day of the Term of a Loan.

Request means a request made by a Borrower for a Loan, substantially in the form of Schedule 4 (and in relation to a Bilateral Facility, means a request (or other mechanism for utilisation) under the relevant Bilateral Facility).

Rights Issue means the Company’s proposed rights issue in a net amount of not less than euro 32,000,000.

Rights Issue Date means the date on which the Company receives the proceeds from the Rights Issue, which must be a date falling no later than 35 days after the HYB Funding Date.

Rollover Loan means one or more Loans to be borrowed by a Borrower:

(a)                                  whose proposed Drawdown Date is the same as the Repayment Date of one or more existing Loans borrowed by that Borrower;

(b)                                 which are to be denominated (unless the provisions of Clause 13 (Market Disruption apply) in the same currency as the existing Loan(s) referred to in paragraph (a) above;

(c)                                  whose aggregate principal amount is equal to or less than the aggregate principal amount of the existing Loan(s) referred to in paragraph (a) above; and

(d)                                 all of the proceeds of which are to be used to refinance all or part of the existing Loan(s) referred to in paragraph (a) above.

Rosenthal means Rosenthal AG, a Subsidiary of the Company incorporated in the Federal Republic of Germany.

Rosenthal Factoring Facility means a factoring facility of up to euro 10,000,000 to be made available to Rosenthal.

Rosenthal Facilities means the facilities currently provided to Rosenthal and Waterford Wedgwood gmbH in the aggregate amount of euro 20,000,000 and arranged by Hypovercinsbank, as may be amended and supplemented from time to time.

Rosenthal Letter of Comfort means the letter of comfort between the Company and the providers of the Rosenthal Facilities dated 2nd August, 2001, as supplemented and amended.

Screen Rate means:

(a)                                  the British Bankers Association Interest Settlement Rate (if any): and

(b)                                 for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Reuters screen selected by the Agent. If the relevant page is replaced or the service ceases to be available, the Agent (after consultation with the Company and the RCF Banks) may specify another page or service displaying the appropriate rate.

Second A&R Agreement means the amendment and restatement agreement in respect of this Agreement dated          November, 2003.

Security Document means each document creating or evidencing Security Interests listed in the Conditions Precedent Document, any other document evidencing or creating security over any asset of an Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents or any other documents designated as such by the Agent and the Company.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other security agreement or arrangement having like effect.

Security Provider means a member of the Group which creates a Security Interest for the benefit of the Finance Parties (or any of them) as security for obligations under the Finance Documents but which is not a Borrower or a Guarantor.

Security Trustee means Barclays Bank PLC appointed under the Intercreditor Agreement (including as the context requires, its permitted successors and assigns).

Sterling or £ means the lawful currency for the time being of the United Kingdom.

Subsidiary means:

(a)                                  a subsidiary within the meaning of section 736 of the Companies Act 1985, as amended by section 144 of the Companies Act 1989; and

(b)                                 for the purposes of the definition of “Principal Subsidiary” in this Clause 1.1 and Clauses 18.l2 (Financial information), 19 (Financial covenants) and 30.5 (Guarantor cover) only, a subsidiary undertaking within the meaning of section 21 of the Companies Act 1989, excluding, in each case, Wedgwood Museum Trust Limited (incorporated in England with registered number 715537).

TARGET Day means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Term means the period selected by a Borrower in a Request for which the relevant Loan is to be outstanding.

Total Commitments means the aggregate for the time being of the Commitments.

Total RCF Commitments means the aggregate of all Commitments under the Facilities other than the LC Facilities.

UK Pension Scheme means the defined benefit pensions plan sponsored by the Company for the employees of the Group based in the United Kingdom, known as The Wedgwood Group Pension Plan.

Unfunded Current Liability means, in respect to any Plan, the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

United States or U.S. means the United States of America.

U.S. Dollars or U.S.$ means the lawful currency for the time being of the United States of America.

U.S. Private Placement means the note purchase agreements among, inter alia, Waterford Wedgwood Finance Inc., the Company and others dated 18th November, 1998, as amended by amendment agreements dated 15th June and 17th December, both 1999 and 4th March 2002, and a further amendment agreement dated on or about the date of the Second A & R Agreement.

U.S. Guarantor means any Borrower or Guarantor that is incorporated or organised under the laws of (or any State of) the United States of America.

Yen or ¥ means the lawful currency for the time being of Japan.

WC Designs means Ashling Corporation, trading as WC Designs, a Subsidiary of the Company.

1.2                               Construction

(a)                                  In this Agreement, unless the contrary intention appears, a reference to:

(i)                                     Excess Cashflow has the meaning given to it in Clause 8.7 (Mandatory prepayment – Excess Cashflow);

(ii)                                  Consolidated Cashflow, Consolidated Adjusted EBITDA, Consolidated EBITDA, Consolidated Total Debt Service and Consolidated Cash and Cash Equivalents and Total Consolidated Net Borrowings have the meanings ascribed to them in Clause 19 (Financial Covenants);

(iii)                               assets includes properties, revenues and rights of every description;

(iv)                              an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

(v)                                 the date of this Agreement means       November, 2003;

(vi)                              a month or a period of months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the relevant later calendar month, except that:

(A)                              if there is no numerically corresponding day in that later month, that period shall end on the last Business Day in that later calendar month; or

(B)                                if a Term for a Loan commences on the last Business Day in a month, that Term shall end on the last Business Day in the month in which it is to end;

(vii)                           a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, with which it is customary for the persons to whom it is addressed to comply) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)                        a Screen or page on a Screen in the definition of LIBOR or EURIBOR includes any replacement screen or page nominated by the British Bankers Association or the Banking Federation of the European Union (as appropriate) as the information vendor for the purpose of displaying the appropriate rate for deposits in the applicable currencies;

(ix)                                a provision of a law is a reference to that provision as amended or re-enacted;

(x)                                   a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(xi)                                a person includes its successors and assigns;

(xii)                             a Finance Document or another document is a reference to that Finance Document or that other document as amended, novated or supplemented;

(xiii)                          a time of day is a reference to London time: and

(xiv)                         letter of credit shall include guarantees, indentures and similar obligations.

(b)                                 Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)                                  The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d)                                 A letter of credit is repaid or prepaid if:

(i)                                     a Borrower provides cash cover to the LC Bank for that letter of credit;

(ii)                                  the maximum amount payable under the letter of credit is reduced in accordance with its terms; or

(iii)                               the relevant LC Bank is satisfied that it has no further liability under that letter of credit.

The amount by which a letter of credit is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(e)                                  If a letter of credit or any amount outstanding under a letter of credit is expressed to be immediately payable, the Borrower that requested the issue of that letter of credit must repay or prepay that amount immediately.

(f)                                    Cash cover is provided for a letter of credit if a Borrower pays an amount in the currency of the letter of credit to an interest-bearing account with the relevant LC Bank in the name of the Borrower and the following conditions are met:

(i)                                     the account is with that LC Bank (or the Security Trustee on its behalf);

(ii)                                  until no amount is or may be outstanding under that letter of credit, withdrawals from the account may only be made to pay that LC Bank amounts due and payable to it under that letter of credit; and

(iii)                               the Borrower has executed a security document over that account, in form and substance satisfactory to that LC Bank, creating a first ranking security interest over that account.

(g)                                 Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any terms of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

2.                                      RCF FACILITY

2.1                               RCF Facility

Subject to the terms of this Agreement, the RCF Banks grant to the Borrowers a committed euro based multicurrency revolving credit facility under which the RCF Banks shall, when requested by a Borrower, make Loans in euros or an Optional Currency up to an aggregate Original Euro Amount not exceeding, at any time, the Total RCF Commitments at that time.  No RCF Bank is obliged to lend more than its RCF Commitment.

2.2                               Number of Requests and Drawdowns

No more than five Loans may be made on the same day (except on the HYB Funding Date).  Subject to the above, any number of Requests may be delivered on the same day and/or specifying the same Drawdown Date, whether or not the currencies and Terms requested are similar.

2.3                               Nature of a Finance Party’s rights and obligations

(a)                                  The obligations of a Finance Party under the Finance Documents are several.  Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                 The rights of a Finance Party under the Finance Documents are divided rights.  A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.4                               Change of currency

(a)                                  If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

(ii)                                  any translation from one currency or currency unit to another shall be at the official conversion rate recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent acting reasonably.

(b)                                 If a change in any currency of a country occurs, this Agreement will be amended to the extent the Agent specifies to be necessary to reflect the change in currency and to put the RCF Banks in the same position, so far as possible, that they would have been in if no change in currency had occurred.

3.                                      BILATERAL FACILITIES

3.1                               Bilateral Facilities

(a)                                  The terms on which the Bilateral Facilities are provided on the date of this Agreement are amended by the terms of this Agreement such that the terms of this Agreement shall prevail over the Bilateral Facilities in the event of any inconsistency.

(b)                                 On and from the Effective Date, the following clauses of the Agreement will replace and override the equivalent provisions (if any) in the Bilateral Documents:

(i)                                     Clause 14 (Increased Costs);

(ii)                                  Clause 17 (Representations and Warranties);

(iii)                               Clause 19 (Financial Covenants) (other than undertakings or covenants which relate to the administration of a Bilateral Facility);

(iv)                              Clause 20 (General Covenants); and

(v)                                 Clause 21 (Default),

but so that each Bilateral Bank will have the benefit of each of those provisions.

(c)                                  The expression Event of Default when used in each Bilateral Document shall be read as referring to an Event of Default as defined in this Agreement and shall replace all events of default (howsoever defined or described) contained in the documentation relating to each Bilateral Facility.

(d)                                 A Bilateral Bank may not cancel or accelerate the repayment of amounts outstanding under any Bilateral Facility in advance of the Final Maturity Date or enforce any security without the consent of the Majority Banks in accordance with the provisions of Clause 21.22 (Acceleration) of the Agreement and in accordance with the Intercreditor Agreement.

However, this shall not prevent a Bilateral Bank taking action to recover amounts due and payable to it under a Bilateral Facility but which remain unpaid.

(e)                                  Otherwise than as set out above, the terms of each Bilateral Facility shall otherwise remain in full force and effect.  In the event of any inconsistency between the provisions of this Agreement and any Bilateral Facility, the provisions of this Agreement shall prevail.

(f)                                    Subject to the terms of this Agreement, each of the Bilateral Banks commits to provide the Bilateral Facilities provided by it as at the date of this Agreement until the Final Maturity Date.  No Bilateral Bank is obliged to permit utilisations under any Bilateral Facility if this would render the aggregate Euro Equivalent of utilisations outstanding under that Bilateral Facility to be in excess of its Bilateral Commitment for that Bilateral Facility at any time.

3.2                               Amendment of Bilateral Facilities

(a)                                  The Bilateral Facilities will be made available on the terms of the relevant Bilateral Facilities, save as amended by, or inconsistent with the terms of, this Agreement.

(b)                                 From the Effective Date, the rate of interest, or commission as the case may be, under each Bilateral Facility, will be increased to 2.75 per cent. per annum.

4.                                      PURPOSE

(a)                                  Each Borrower shall apply each Loan made to it towards its general corporate purposes.

(b)                                 The Bilateral Facilities will continue to be used for the purposes for which they were originally provided.

(c)                                  Without affecting the obligations of any Obligor in any way, no Finance Party is bound to monitor or verify the application of any Loan.

5.                                      CONDITIONS PRECEDENT

The obligations of each RCF Bank to participate in a Loan, and the obligations of each Bilateral Bank to permit a utilisation of its Bilateral Facilities, are subject to the further conditions precedent that on both the date of the Request and the relevant Drawdown Date (except to the extent waived in accordance with Clause 28 (Amendments and Waivers)):

(a)                                  the representations and warranties in Clause 17 (Representations and Warranties) to be repeated on those dates are correct and will be correct in all material respects immediately after the Loan (or other utilisation) is made; and

(b)                                 no Default or, in the case of a Rollover Loan, no Event of Default has occurred and is outstanding or would result from the making of the Loan (or other utilisation).

6.                                      DRAWDOWN

6.1                               Receipt of Requests

(a)                                  A Borrower may utilise the RCF Facility if the Agent receives, not later than the Prescribed Time, a duly completed Request.

(b)                                 Any Request is irrevocable.

(c)                                  No more than 15 Loans may be outstanding at any one time.

6.2                               Completion of Requests

A Request will not be regarded as having been duly completed unless;

(a)                                  the Drawdown Date is a Business Day;

(b)                                 only one currency is specified and the principal amount of the Loan is:

(i)                                     if the currency is euros, a minimum of euro 5,000,000 and an integral multiple of euro 1,000,000; or

(ii)                                  if the currency is Sterling, a minimum of £5,000,000 and an integral multiple of £1,000,000; or

(iii)                               if the currency is U.S. Dollars, a minimum of U.S.$5,000,000 and an integral multiple of U.S.$1,000,000; or

(iv)                              if the currency is Yen, a minimum of ¥500,000,000 and an integral multiple of ¥100,000,000; or

(v)                                 if the currency is Swiss Francs, a minimum of SF5,000,000 and an integral multiple of SF1,000,000; or

(vi)                              the balance of the undrawn Total RCF Commitment; or

(vii)                           such other amount as the Agent and the Company may agree;

(c)                                  only one Term is specified which:

(i)                                     does not overrun the Final Maturity Date; and

(ii)                                  is a period of an approved duration or of an optional duration;

(d)                                 the payment instructions comply with Clause 11 (Payments); and

(e)                                  if the proposed Borrower of the Loan referred to in the Request is incorporated in Japan, the currency of the Loan is Yen.

In this Clause 6.2:

approved duration means a period of 1, 2, 3 or 6 months; and

optional duration means any other period not exceeding 12 months.

6.3                               Amount of each RCF Bank’s participation in the Loan

The amount of an RCF Bank’s participation in the Loan will be the proportion of the Loan which its RCF Commitment bears to the RCF Total Commitments, on the date of receipt of the relevant Request.

6.4                               Notification of the RCF Banks

The Agent shall, not later than the Prescribed Time, notify each RCF Bank of the details of the requested Loan and the amount of its participation in the Loan.

6.5                               Selection of an optional duration

(a)                                  If a Borrower selects a Term of an optional duration, it may also select in the relevant Request a Term of an approved duration to apply if the selection of a Term of an optional duration becomes ineffective in accordance with paragraph (b) below.

(b)                                 If:

(i)                                     the relevant Borrower requests a Term of an optional duration; and

(ii)                                  the Agent receives notice from an RCF Bank not later than the Prescribed Time that it does not agree to the request,

the Term for the proposed Loan shall be the alternative period specified in the relevant Request or, in the absence of any alternative selection, 1 month.

(c)                                  If the Agent receives a notice from an RCF Bank under paragraph (b)(ii) above, it shall notify the relevant Borrower and the RCF Banks of the new Term for the proposed Loan not later than the Prescribed Time.

6.6                               Payment of Proceeds

Subject to the terms of this Agreement, each RCF Bank shall make its participation in the Loan available to the Agent for the relevant Borrower on the relevant Drawdown Date.

6.7                               Paydown of Loans

(a)                                  The Company shall ensure that for a period (a Clean-down Period) of at least 15 consecutive Business Days in each financial year referred to below the total aggregate amount of Loans and other utilisations (based on the Original Euro Amount) outstanding does not exceed:

(i)                                     euro 184,000,000 for the financial year ending 31st March, 2005; and

(ii)                                  euro 154,000,000 for the financial year ending 31st March, 2006.

(b)                                 No two Clean-down Periods may run consecutively.

7.                                      REPAYMENT

7.1                               Initial Repayment

(a)                                  The Company shall procure that the Total Non-LC Commitments are reduced by a minimum aggregate amount of euro 114,751,317 on or before the Rights Issue Date with:

(i)                                     at least euro 86,690,213 being applied in the repayment of, and permanent reduction of the Commitments under, the Facilities (other than the LC Facilities) by the close of business in London on the HYB Funding Date; and

(ii)                                  the balance to produce an aggregate repayment of euro 114,751,317 under this provision being applied in the repayment of, and permanent reduction of the Commitments under, the Facilities (other than the LC Facilities) by the close of business in London on the Rights Issue Date.

(b)                                 The Company shall procure that the LC Facilities are reduced by an aggregate of euro 2,231,760 by the following dates:

(i)                                     euro 1,686,009 by the HYB Funding Date; and

(ii)                                  euro 545,751 by the Rights Issue Date.

7.2                               Additional Repayment – Excess proceeds

(a)                                  In the event that the HYB Issue raises proceeds in excess of euro 150,000,000:

(i)                                     the first euro 15,000,000 of excess proceeds will be applied by the Company in payment of fees (including make-whole fees under the U.S. Private Placement) and expenses, (subject to paragraph (b) below) funding a prepayment of the Rosenthal Facilities in an amount not to exceed euro 5,000,000, and towards its general corporate purposes; and

(ii)                                  the balance over that first euro 15,000,000 shall promptly be applied in the prepayment and permanent reduction of the Facilities and the U.S. Private Placement (in accordance with the Intercreditor Agreement).

(b)                                 In the event that the HYB Issue raises more than euro 150,000,000 but less than euro 165,000,000 the amount of excess proceeds that may be applied by the Company in prepayment of the Rosenthal Facilities will be reduced by an amount of up to euro 5,000,000 that is equal to the difference between the amount raised by the HYB Issue and euro 165,000,000.

(c)                                  In the event that the Rights Issue raises net proceeds in excess of euro 35,700,000:

(i)                                     the first euro 4,300,000 of excess net proceeds shall promptly be applied after receipt by the Company as to 75 per cent, in the prepayment and permanent reduction of the Facilities and U.S. Private Placement, with the balance retained by the Company; and

(ii)                                  the balance over the first euro 4,300,000 of excess proceeds will be promptly applied as to 25 per cent, in the prepayment and permanent reduction of the Facilities and the U.S. Private Placement, with the balance retained by the Company, with any prepayment and permanent reduction of the Facilities and the U.S. Private Placement being carried out in accordance with the Intercreditor Agreement.

7.3                               Repayment generally

Each Borrower shall repay each Loan made to it in full on its Repayment Date to the Agent for the RCF Banks.  All Loans and utilisations under the Bilateral Facilities outstanding on the Final Maturity Date will be repaid on that date.

8.                                      PREPAYMENT AND CANCELLATION

8.1                               Automatic Cancellation of the Total Commitments

The Commitment of each Bank under the Facilities shall be automatically cancelled at close of business on the Final Maturity Date.

8.2                               Voluntary cancellation and prepayment

(a)                                  The Company may, by giving not less than 5 Business Days’ prior notice to the Agent, cancel the unutilised portion of the Commitments under the Facilities in whole or in part (but, if in part, in an integral multiple of euro 10,000,000) provided that the Majority Banks are satisfied that the Group will have sufficient facilities available for working capital purposes.  Any cancellation in part shall be applied against the Commitment of each Bank pro rata.

(b)                                 Any Borrower may, by giving not less than 5 Business Days’ prior notice to the Agent, prepay any Loan in whole or in part.  If a Borrower elects to prepay any Loan in part, the aggregate amount of that prepayment shall be an integral amount which is a minimum of 2,000,000 units of the relevant currency and an integral multiple of 1,000,000 units and, shall be applied pro rata against the relevant Loan.

8.3                               Additional right of prepayment and cancellation

If any Obligor is required to pay any amount to a Bank under Clause 12 (Taxes) or Clause 14 (Increased Costs) or under any equivalent provisions under any Bilateral Document, the Company may, whilst the circumstances giving rise to the requirement continue, serve a notice of prepayment and cancellation on that Bank through the Agent.  If the Company serves any such notice:

(a)                                  each Borrower shall, on the date falling 5 Business Days after the date of service of the notice, prepay that Bank’s participation in any Loans and utilisations under its Bilateral Facilities made to it together with all other amounts payable by it to that Bank under this Agreement; and

(b)                                 the Bank’s Commitment shall be cancelled on the date of service of the notice.

8.4                               Mandatory prepayment and cancellation on change of ownership

(a)                                  If:

(i)                                     any single person, or group of persons acting in concert (as defined in the City Code on Take-overs and Mergers), acquires control (as defined in section 416 of the Income and Corporation Taxes Act 1988) of the Company;

(ii)                                  the shares in the Company and WWUK cease to be listed on a recognised stock exchange;

(iii)                               the equity of the Company is reorganised in any way materially prejudicial to the Banks; or

(iv)                              a Change of Control (as that term is defined in the Mezzanine Indenture for the HYB Issue) shall occur,

the Company shall notify the Agent promptly upon becoming aware of the occurrence of such event.

(b)                                 The Agent must promptly notify each Bank of any notification under paragraph (a) above.

(c)                                  Each Bank may, within 30 days of the later to occur of the receipt of the notice referred to in (a) above by the Agent and the occurrence of the event mentioned, by notice to the Company:

(i)                                     cancel its Commitments; and

(ii)                                  declare that its share in all outstanding Loans and utilisations under any Bilateral Facility, together with accrued interest and all other amounts accrued under the Finance Documents and owing to it immediately due and payable, whereupon all such outstanding amounts will become immediately due and payable.

Any such notice will take effect in accordance with its terms.

8.5                               Mandatory prepayment from debt raising/equity issue proceeds

(a)                                  In this Subclause:

debt issue means any issue, sale or offering of any public or private bond, convertible bond, note, debenture or other capital market issue or other debt instrument or facility under which Financial Indebtedness is raised or incurred.  This does not apply to the HYB Issue.

equity issue means any issue, sale or public offering of any equity security (including any preference share), other than by means of an employee share option scheme or made by one member of the Group to another or any affiliate of a member of the Group.  This shall not include the Rights Issue.

issue means an equity issue or a debt issue.

net proceeds means any cash received by a member of the Group from a person who is not a member of the Group as consideration for a relevant issue less all Taxes (or amounts reserved in respect of Taxes) and reasonable fees, costs and expenses reasonably incurred by member of the Group in connection with that relevant issue and in upstreaming cash in order to allow a mandatory prepayment to be made.

(b)                                 The Company must apply (or procure that there is applied) an amount equal to the net proceeds from all issues towards prepaying and permanently reducing the Facilities and the U.S. Private Placement in accordance with the terms of the Intercreditor Agreement.

(c)                                  Net proceeds generated by a debt issue or equity issue by Rosenthal or any of its Subsidiaries shall be excluded for the purposes of this Subclause 8.5, to the extent that they are applied to repay intercompany indebtedness owing by Rosenthal to the other members of the Group (excluding Rosenthal and its Subsidiaries) or invested in (including by the repayment of the debt of) Rosenthal and its Subsidiaries.

(d)                                 The requirement to apply all net proceeds of an equity issue in accordance with this paragraph may be waived with the consent of the Majority Banks.

8.6                               Mandatory prepayment - disposals and insurance

(a)                                  In this Subclause:

net proceeds means (i) in relation to the disposal of assets any amount received by a member of the Group as consideration for that disposal to a person which is not a member of the Group, including the amount of any intercompany loan repaid to continuing members of the Group; or

(i)                                     any amount in excess of euro 500,000 received or recovered (following a claim) under any insurance policy for loss or damage to its assets unless those proceeds have to be applied in replacement or reinstatement of damaged assets,

(ii)                                  less, in either case, all Taxes and reasonable costs and expenses reasonably incurred by members of the Group in connection with the disposal or receipt or recovery and in upstreaming cash in order to allow a mandatory prepayment to be made; and

relevant disposal means a disposal of an asset pursuant to paragraphs (v), (xi), (xii), (xvi) and (xx) of Clause 20.5(b) (Disposals), excluding in each case disposals:

(i)                                     of fixed assets, where the net proceeds of the relevant disposal are applied within three months of such disposal in or towards the purchase of assets comparable or superior as to type, value and quality; or

(ii)                                  where the net proceeds of individual assets are of a value of less than euro 500,000,

and in the case of a disposal under paragraph (xi) or (xii), excluding any intra-group disposal (other than to Rosenthal or a subsidiary of it) and not including as net proceeds of such a disposal any royalty payments paid on a regular recurring basis.

(b)                                 If the amount of net proceeds from relevant disposals, together with the amount received or recovered from any insurance policy referred to in paragraph (a)(ii) above, exceeds euro5,000,000 during any financial year of the Company, the Company must apply an amount equal to the excess towards prepaying and permanently reducing the Facilities and the U.S. Private Placement in accordance with the terms of the Intercreditor Agreement.

8.7                               Mandatory prepayment - Excess Cashflow

(a)                                  In this Subclause:

Additional Contributions means, for any period:

(i)                                     additional contributions required to be paid by the Group (or any member of it) into any of the Irish Pension Schemes as a result of the rejection of the Group’s proposals currently submitted to The Irish Pensions Board;

(ii)                                  additional contributions required to be paid into the UK Pension Scheme resulting from the introduction of requirements of the Pensions Protection Fund in the United Kingdom;

(iii)                               additional contributions required to be paid into the Irish Scheme or the UK Scheme by the trustees of the relevant Scheme; and

(iv)                              the amount of any fine, remediation costs or other costs paid by any member of the Group as a result of the summons dated 1st October, 2003 against Waterford Crystal Limited issued by the Environmental Protection Agency in Ireland, in each case, and paid during that period.

Adjusted Consolidated Cashflow for a period means Consolidated Cashflow for that period after adding back all dividends or other distributions by the Company deducted under item (d) of the definition of that term in Clause 19 (Financial Covenants) and adding back Additional Contributions made in that period.

Excess Cashflow means, for any financial year of the Company, Adjusted Consolidated Cashflow less Consolidated Total Debt Service for that financial year, adjusted by adding back to the calculation of Consolidated Cashflow the amount by which Capital Expenditure exceeds euro20,000,000 in that financial year as a result of carried-forward Capital Expenditure resulting from the application of the Company’s share of Excess Cash Flow for the preceding financial year towards Capital Expenditure, and adding back the amount attributed in Consolidated Total Debt Service for that financial year to the amount payable in reduction of the Facilities under this Clause 8.7 with respect to Excess Cash Flow for the preceding financial year.

(b)                                 If the audited consolidated accounts of the Company for a financial year (commencing with the financial year ending March 2005) reveal that Excess Cashflow has been generated for that financial year, the Company shall procure that an amount equal to 75 per cent. of that Excess Cashflow is applied in repayment, and permanent reduction of the Facilities.

(c)                                  Prior to the availability of the audited consolidated accounts of the Group for a financial year, the Excess Cashflow for that financial year will be estimated on the basis of the Company’s consolidated management accounts for February in that year and the Company’s March forecast for that year.  An amount equal to 75 per cent. of the amount so estimated will be paid into an interest-bearing blocked account with the Agent, charged in favour of the Security Trustee, pending verification of the calculation of the amount of the Excess Cashflow for the relevant year.

(d)                                 The amount in the blocked account shall be applied towards the obligation of the Company under paragraph (b) above (to the extent required) promptly after the audited consolidated accounts of the Company become available.

(e)                                  If in respect of any financial year less than euro 15,000,000 is prepaid in aggregate by the Company in accordance with this Clause 8.7 and under Clause 8.2(b) (Voluntary cancellation and prepayment), resulting in a permanent reduction in that aggregate amount the Company shall pay to the Agent for the account of the Banks a fee calculated as 0.5 per cent. of the Total Commitments as at the last day of that financial year.

8.8                               Miscellaneous provisions

(a)                                  Any notice of prepayment and/or cancellation under this Agreement is irrevocable.  The Agent shall notify the Banks promptly of receipt of any such notice.

(b)                                 All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any applicable Break Costs.

(c)                                  No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)                                 No amount prepaid under this Agreement (other than under Clause 8.2(b) (Voluntary cancellation and prepayment)) may subsequently be re-borrowed.  No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.9                               Mitigation

If any circumstances arise in relation to a Finance Party which would, or would upon the giving of notice, result in:

(a)                                  an Obligor being required to pay any additional amount to a Finance Party under Clause 12 (Taxes);

(b)                                 the Company being required to pay any amount to that Finance Party under Clause 14 (Increased Costs); or

(c)                                  any right of prepayment and/or cancellation becoming exercisable by that Finance Party under Clause 15 (Illegality),

then, without prejudice to the Obligors’ obligations under those Clauses:

(i)                                     promptly after an officer of that Finance Party with responsibility for its participation in the RCF Facility becomes aware of the relevant circumstances and their results, that Finance Party shall notify the Obligor concerned; and

(ii)                                  that Finance Party shall consult with the Company for a period not exceeding 30 days from the date of that notification with a view to taking such steps as are, in that Finance Party’s reasonable opinion, practicable to mitigate the effects of those circumstances.  Any such steps may include a change in its Facility Office or the transfer of its rights and obligations under this Agreement to another financial institution acceptable to the Company, but will exclude any steps which, in that Finance Party’s reasonable opinion, would be likely to have an adverse effect upon its tax position, business, operations or financial condition.

9.                                      INTEREST

9.1                               Interest rate

The rate of interest on each Loan for its Term is the rate per annum determined by the Agent to be the aggregate of:

(a)                                  the applicable Margin; and

(b)                                 (i)                                     (in the case of a Loan denominated in euro), EURIBOR; or

(ii)                                  (in any other case) LIBOR; and

(c)                                  Mandatory Costs.

9.2                               Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the relevant Borrower on its Repayment Date and also, in the case of a Loan with a Term longer than 6 months, on the date falling 6 months after its Drawdown Date.

9.3                               Default interest

(a)                                  If an Obligor fails to pay any amount payable by it under this Agreement, it shall forthwith on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the default rate) determined by the Agent to be 2 per cent. per annum above the higher of:

(i)                                     the rate on the overdue amount under Clause 9.1 (Interest rate) immediately before the due date (if of principal); and

(ii)                                  the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Terms of such duration as the Agent may determine (each a Designated Term).

(b)                                 The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate.

(c)                                  If the Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it selects.

(d)                                 Default interest will be compounded at the end of each Designated Term.

9.4                               Notification of rates of interest

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.                               OPTIONAL CURRENCIES

The Agent shall notify each relevant Party of any applicable Agent’s Spot Rate of Exchange, or Original Euro Amount promptly after it is ascertained.

11.                               PAYMENTS

11.1                        Place

All payments by an Obligor or an RCF Bank under this Agreement shall be made to the Agent or to its account at such office or bank as it may notify to that Obligor or RCF Bank for this purpose.  This shall not include payments by an Obligor to a Bilateral Bank under a Bilateral Facility (not being a payment for the benefit of all the Banks, including the Bilateral Banks), which payments shall continue to be made on the terms of the relevant Bilateral Document.

11.2                        Funds

Payments under this Agreement to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

11.3                        Distribution

(a)                                  Each payment received by the Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank:

(i)                                     in the principal financial centre of the country of the relevant currency; or

(ii)                                  in the case of euros, in the principal financial centre of a Participating Member State or London,

as it may notify to the Agent for this purpose by not less than 3 Business Days’ prior notice.

(b)                                 The Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c)                                  Where a sum is to be paid under this Agreement to the Agent for the account of another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum.  The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount.  If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds.

11.4                        Currency

(a)                                  A repayment or prepayment of a Loan is payable in the currency in which the Loan is denominated.

(b)                                 Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)                                  Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

(d)                                 Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in euros.

11.5                        Set-off and counterclaim

All payments made by an Obligor under this Agreement shall be made without set-off or counterclaim.

11.6                        Non-Business Days

(a)                                  If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal under this Agreement, interest is payable on the principal at the rate payable on the original due date.

11.7                        Partial payments

(a)                                  If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under this Agreement, the Agent shall apply that payment towards the obligations of the Obligors under this Agreement in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid costs and expenses of the Agent and the Co-ordinator under this Agreement;

(ii)                                  secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 23.1 (Commitment fee);

(iii)                               thirdly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iv)                              fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any principal due under the Bilateral Facilities; and

(v)                                 fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement and the Bilateral Facilities.

(b)                                 At any time following an Event of Default, the Agent shall, if so directed by all the Banks, vary the order set out in paragraphs (a)(ii) to (v) above.

(c)                                  Paragraphs (a) and (b) above shall override any appropriation made by an Obligor.

12.                               TAXES

12.1                        Gross-up

All payments by an Obligor under the Finance Documents shall be made without any deduction and free and clear of and without deduction for or on account of any taxes, except to the extent that the Obligor is required by law to make payment subject to any taxes.  If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by an Obligor, or paid or payable by the Agent to a RCF Bank, under the Finance Documents, the Obligor shall, subject to Clause 12.3 (Status of RCF Bank), pay such additional amounts as may be necessary to ensure that the relevant RCF Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax.

12.2                        Tax receipts

All taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by the relevant Obligor when due and the Obligor shall, within 30 days of the payment being made, deliver to the Agent for the relevant RCF Bank evidence satisfactory to that RCF Bank (including all relevant tax receipts, to the extent that they have been received during the relevant period by the relevant Obligor) that the payment has been duly remitted to the appropriate authority.

12.3                        Status of RCF Banks

(a)                                  No Obligor shall be required to pay under Clause 12.1 (Gross-up) any additional amounts in respect of taxes levied or imposed by the U.K. or any taxing authority of or in the U.K. (U.K. Taxes) if and to the extent that:

(i)                                     in the case of any RCF Bank whose Facility Office is in the U.K. (and otherwise than by reason of a Change in Tax Law (as defined below)):

(A)                              that RCF Bank is not or ceases to be a bank recognised by the Inland Revenue for the purpose of section 840A of the Income and Corporation Taxes Act 1988 (a Section 840A Bank); or

(B)                                that RCF Bank, at the time any interest is paid under the Finance Documents, is not within the charge to corporation tax in the U.K. as respects that interest; or

(ii)                                  subject to paragraph (e) below, in the case of any RCF Bank whose Facility Office is outside the U.K.:

(A)                              that RCF Bank is entitled by virtue of an applicable double tax treaty to receive payments from that Obligor under the Finance Documents without deduction or withholding in respect of U.K. Taxes, but such a deduction or withholding is required due to the RCF Bank’s failure, once requested by the Obligor concerned, to make a claim for relief or exemption under an applicable double tax treaty and/or, to complete requisite documents or implement fully administrative procedures to support such a claim or provide relevant information or reasonable assistance to the Obligor concerned in relation to such a claim; or

(B)                                otherwise than by reason of a Change in Tax Law (as defined below), that RCF Bank is not entitled by virtue of any applicable double tax treaty to receive payments from that Obligor under the Finance Documents without deduction or withholding in respect of U.K. Taxes.

(b)                                 No Obligor shall be required to pay under Clause 12.1 (Gross-up) any additional amounts in respect of taxes levied or imposed by the Republic of Ireland or any taxing authority of or in the Republic of Ireland (Republic of Ireland Taxes) if and to the extent that:

(i)                                     in the case of any RCF Bank whose Facility Office is in the Republic of Ireland and otherwise than by reason of any Change in Tax Law (as defined below):

(A)                              that RCF Bank is not or ceases to be a bank recognised by the Revenue Commissioners as carrying on a bona fide banking business in the Republic of Ireland for the purpose of Section 246(3)(a) of the Taxes Consolidation Act 1997 or, in the absence of being so recognised, then that RCF Bank does not have or ceases to have an arrangement with the Revenue Commissioners for the receipt of interest without deduction of tax; or

(B)                                that RCF Bank does not take any interest received by it under the Finance Documents into account as a trading receipt of its banking business in the Republic of Ireland; or

(ii)                                  subject to paragraph (e) below, in the case of any RCF Bank whose Facility Office is outside the Republic of Ireland:

(A)                              that RCF Bank is entitled by virtue of an applicable double tax treaty to receive payments from that Obligor under the Finance Documents without deduction or withholding in respect of Republic of Ireland Taxes, but such a deduction or withholding is required due to the RCF Bank’s failure, once requested by the Obligor concerned, to make a claim for relief or exemption under the applicable double tax treaty and/or to complete requisite documents or to implement fully administrative procedures to support such a claim; or

(B)                                otherwise than by reason of a Change in Tax Law (as defined below), that RCF Bank is not entitled by virtue of any applicable double tax treaty to receive payments from that Obligor under the Finance Documents without deduction or withholding in respect of Republic of Ireland Taxes.

(c)                                  Each RCF Bank which is a foreign person for U.S. federal income tax purposes hereby agrees, if the same be lawful:

(i)                                     within 30 days after the date of this Agreement, to deliver to any Obligor which is a U.S. corporation and the Agent:

(A)                              if payments of principal, interest, fees and other amounts under the Finance Documents are effectively connected with the conduct of a trade or business in the United States, two accurate and complete original signed copies of the Internal Revenue Service Form W-8EC1 or any successor thereto (Form W-8EC1);

(B)                                if that RCF Bank is entitled to the benefits of a tax treaty to which the United States is a party, two accurate and complete, original signed copies of the Internal Revenue Service Form W-8BEN or any successor thereto (Form W-8BEN); or

(C)                                such other applicable form prescribed by the Internal Revenue Service certifying as to such RCF Bank’s entitlement to exemption from United States withholding tax with respect to all payments to be made to such RCF Bank under the Finance Documents; and

(ii)                                  before or promptly after the occurrence of any event (including the passing of time) requiring a change in the most recent Form W-8EC1, Form W-8BEN or any other form previously delivered by that persons, and if the delivery of the same be lawful, to deliver to any Obligor which is a U.S. corporation two accurate and complete original signed copies of Form W-8EC1, Form W-8BEN or any other form in replacement for the forms previously delivered by that RCF Bank.

The sole consequence of any failure by a Bank to perform the covenants set forth in this paragraph (c) shall be that the relevant Obligor shall not be required to pay any additional amounts pursuant to Clause 12.1 (Gross-up) with respect to United States federal income taxes withheld from payments under the Finance Documents solely and directly as a result of the failure of that RCF Bank to deliver the forms described in this paragraph (c).

(d)                                 Subject to paragraph (e) below, no Obligor shall be required to pay any additional amounts with respect to taxes levied in any other jurisdiction under Clause 12.1 (Gross-up) if and to the extent that the relevant RCF Bank is permitted by virtue of any applicable law or double tax treaty to receive payments from that Obligor under the Finance Documents without deduction or withholding in respect of those taxes, but that deduction or withholding is required due to the RCF Bank’s failure, once reasonably requested by the Obligor concerned, to make a claim for relief or exemption under the applicable law or double tax treaty to complete requisite documents or implement fully administrative procedures, provide relevant information, or reasonable assistance, to the Obligor.

(e)                                  Where any RCF Bank is entitled by virtue of any applicable law or double tax treaty to receive payments from an Obligor under the Finance Documents subject to a reduced deduction or a reduced withholding in respect of taxes but fails to obtain that reduction due to the RCF Bank’s failure, once requested by the Obligor concerned, to make a claim for relief or exemption under the applicable law or double tax treaty, to complete the requisite documents or to implement fully administrative procedures to support such a claim, or to provide relevant information or reasonable assistance, to the Obligor that Obligor shall not be required to pay any additional amounts under Clause 12.1 (Gross-up) above in respect of the taxes (or amounts on account of taxes) that would not have been payable had such a failure not occurred.

(f)                                    Each RCF Bank shall co-operate with the Obligors in respect of any application to the relevant revenue authorities, by the completion and execution of such certificates, claim forms or other documentation as that RCF Bank may lawfully be able to complete and execute without incurring any liability on its part and as the relevant Obligors may reasonably request, to enable the relevant Obligor to obtain authorisation from the relevant revenue authorities or otherwise claim the right to make interest payments in full to that RCF Bank without deduction or withholding of tax.  Each RCF Bank which is a foreign company having a permanent establishment in Japan is requested by the Obligors to apply to the relevant tax authority for a certificate of exemption from withholding tax pursuant to Article 180 of the Income Tax Law of Japan and to deliver the said certificate to a Borrower carrying on business in Japan.

(g)                                 As used in this Clause 12.3 and in Clause 12.4 (Tax warranty by RCF Banks), Change in Tax Law means the enactment, promulgation, execution or ratification of, any change in or amendment to, any tax law or its interpretation or administration or any change in published extra statutory concessions or revenue practice.

12.4                        Tax warranty by RCF Banks

Each RCF Bank severally warrants to each Borrower which is a Party at the date of this Agreement that either:

(a)                                  in respect of any Loan made to a Borrower which is a company resident in the United Kingdom, it is a bank recognised by the Inland Revenue of the United Kingdom for the purpose of section 840A of the Income and Corporation Taxes Act 1988 and all payments of interest to that RCF Bank under the Finance Documents will fall to be, and will be, brought within the charge to corporation tax in the United Kingdom; or

(b)                                 in respect of any Loan made to a Borrower which is a company resident in the Republic of Ireland, it is carrying on a bona fide banking business in the Republic of Ireland for the purpose of Section 246(3)(a) of the Taxes Consolidation Act 1997 and all payments of interest to that RCF Bank under the Finance Documents will fall to be, and will be, brought into account as a trading receipt of that bona fide banking business carried on by that bank in the Republic of Ireland; or

(c)                                  in respect of any Loan made to a Borrower which is a company resident in the United States, it is either not a foreign person for U.S. federal income tax or payments of principal, interest, fees and other amounts under the Finance Documents are effectively connected with the conduct of a trade or business in the United States or it is entitled to an exemption from deduction or withholding of U.S. federal income tax with respect to such payments under the provisions of an applicable income tax treaty between the United States and the RCF Bank’s country of residence; or

(d)                                 in respect of any Loan made to a Borrower carrying on business in Japan which is to be used by that Borrower in its business in Japan, it (i) is a domestic corporation for Japanese tax purposes, or (ii) satisfies the criteria contained in Article 180 of the Income Tax Law of Japan (Law No. 33 of 1965) and orders made pursuant to it for a person who may apply for a certificate of exemption from withholding tax; or

(e)                                  in respect of any Loan to a Borrower other than a Borrower in Japan, that RCF Bank is resident for treaty purposes in a jurisdiction which has a double tax treaty with the jurisdiction in which the relevant Borrower is incorporated (as set out in Schedule 1) under which it is entitled to exemption from any withholding in respect of interest imposed by that latter jurisdiction; or

(f)                                    in respect of any Loan to a Borrower carrying on business in Japan which is to be used by that Borrower in its business in Japan, that RCF Bank is resident for treaty purposes in a jurisdiction which has a double tax treaty with Japan under which it is entitled to partial exemption from any withholding in respect of interest imposed by Japan.

This warranty will be deemed to be repeated by each RCF Bank on the due date of each payment of interest to that RCF Bank under the Finance Documents, unless that RCF Bank is not able to make this warranty on that date as a result of any Change in Tax Law after the date of this Agreement.  If, at any time after the date of this Agreement, an officer of a RCF Bank with responsibility for its participation in the RCF Facility becomes aware that it is, or will become, unable to make this warranty (for whatever reason), that RCF Bank shall promptly notify the Company.

12.5                        Tax Credits

If an Obligor pays an additional amount under Clause 12.1 (Gross-up) (a Tax Payment) and a RCF Bank effectively obtains a refund of tax or credit against tax by reason of that Tax Payment (a Tax Credit) and is able to identify the Tax Credit as being attributable to the Tax Payment, then the RCF Bank concerned shall, as soon as reasonably practicable, reimburse to the relevant Obligor the amount which that RCF Bank determines to be the proportion of the Tax Credit which will leave it (after that reimbursement) in no better or worse position than it would have been in if the Tax Payment had not been required.  Each RCF Bank shall have an absolute discretion as to whether to claim any Tax Credit and, if it does claim, the extent, order and manner in which it does so.  No RCF Bank is obliged to disclose any information regarding its Tax affairs or computation to an Obligor.

13.                               MARKET DISRUPTION

(a)                                  If the Agent requests a quotation from the applicable Reference Banks and any of those Reference Banks does not supply an offered rate by 11.30 a.m. (or, where paragraph (e)(i) below applies, 2.00 p.m.) on a Rate Fixing Day, the applicable LIBOR, or as the case may be EURIBOR, shall, subject to paragraph (b) below, be determined on the basis of the quotations of the remaining Reference Banks.

(b)                                 If, in relation to any proposed Loan:

(i)                                     no, or only one, Reference Bank supplies a rate for the purposes of determining the applicable LIBOR, or as the case may be EURIBOR; or

(ii)                                  the Agent receives notification from RCF Banks whose participations in a Loan exceed 50 per cent. of that Loan that, in their opinion:

(A)                              matching deposits will not be available to them in the relevant interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Term; or

(B)                                matching deposits in any Optional Currency may not be available to them in the relevant interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Term; or

(C)                                the cost to them of obtaining matching deposits in the relevant interbank market would be in excess of LIBOR or EURIBOR (as the case may be) for the relevant Term,

the Agent shall promptly notify the Company and the relevant RCF Banks of the fact and that this Clause 13 is in operation.

(c)                                  After any notification under paragraph (b) above which arises in respect of circumstances referred to in paragraph (b)(ii)(A) above or which relates to a proposed Loan which is not a Rollover Loan:

(i)                                     the Loan shall not be made;

(ii)                                  no further Requests for Loans to be denominated in the currency of the affected Loan may be delivered until the Agent notifies the Company that the event specified in the notification no longer prevails (which notification the Agent will give as soon as reasonably practicable);

(iii)                               if the Company so requires, within 5 Business Days of receipt of the notification, the Company and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis for determining the rate of interest and/or funding applicable to any future Loan to be denominated in the currency of the affected Loan; and

(iv)                              any substitute basis agreed under sub-paragraph (iii) above shall be, with the prior consent of all the RCF Banks, binding on all the Parties.

(d)                                 After any notification under paragraph (b) above which is given in respect of circumstances referred to in paragraph (b)(i) or (b)(ii)(C) above and which relates to a proposed Loan which is a Rollover Loan:

(i)                                     the Loan shall be made and the rate of interest applicable to that Loan shall be calculated by reference to each RCF Bank’s cost of funding its participation in the Loan by whatever means it may reasonably determine to be appropriate (as certified by the relevant RCF Bank to the Agent as soon as practicable, but in any event at least two Business Days before the end of the Term of that Loan (or, in the case of a Loan with a Term longer than 6 months, two Business Days before the date falling 6 months after its Drawdown Date));

(ii)                                  if the Company so requires, within 5 Business Days of receipt of the notification, the Company and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis for determining the rate of interest and/or funding applicable to any future Loan to be denominated in the currency of the affected Loan; and

(iii)                               any substitute basis agreed under sub-paragraph (ii) above shall be, with the prior consent of all the RCF Banks, binding on all the Parties.

(e)                                  After any notification under paragraph (b) above which arises in respect of circumstances referred to in paragraph (b)(ii)(B) above and which relates to a proposed Loan which is a Rollover Loan:

(i)                                     any Loan requested in an Optional Currency may, at the request of the Company, be denominated in euros (so long as paragraph (b)(ii)(A) does not apply) in an amount equal to its Original Euro Amount;

(ii)                                  the Term of any Loan made in accordance with sub-paragraph (i) above shall be one month;

(iii)                               no further Request for Loans to be denominated in the currency of the affected Loan may be delivered until the Agent notifies the Company that the event specified in the notification no longer prevails (which notification the Agent will give as soon as reasonably practicable);

(iv)                              if the Company so requires, within 5 Business Days of receipt of the notification, the Company and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis for determining the rate of interest and/or funding applicable to any future Loan denominated in the currency of the affected Loan; and

(v)                                 any substitute basis agreed under sub-paragraph (iv) above shall be, with the prior consent of all the RCF Banks, binding on all the Parties.

(f)                                    So long as any substitute or other alternative basis is in force under paragraph (c), (d) or (e) above, the Agent, in consultation with the relevant Parties, shall from time to time, but no less than monthly, review whether or not the circumstances referred to in paragraph (b) above still prevail with a view to returning to the normal provisions of this Agreement.

14.                               INCREASED COSTS

14.1                        Increased costs

(a)                                  Subject to Clause 14.2 (Exceptions), the Company shall forthwith on demand by a Finance Party pay that Finance Party the amount of any increased cost incurred by it as a result of:

(i)                                     any change in or introduction of, or any change in the interpretation or application of, any law or regulation after the date of this Agreement; or

(ii)                                  compliance with any law or regulation made after the date of this Agreement,

including, in each case, any law or regulation relating to taxation or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control.

(b)                                 In this Agreement, increased cost means:

(i)                                     an additional cost incurred by a Finance Party as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

(ii)                                  that portion of an additional cost incurred by a Finance Party in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the participations in the Loans made or to be made under this Agreement, or the utilisations under the Bilateral Facilities, as is attributable to it making, funding or maintaining those participations; or

(iii)                               a reduction in any amount payable to a Finance Party or the effective return to a Finance Party under this Agreement or on its capital; or

(iv)                              the amount of any payment made by a Finance Party, or the amount of interest or other return foregone by a Finance Party, calculated by reference to any amount received or receivable by a Finance Party from any other Party under this Agreement.

14.2                        Exceptions

Clause 14.1 (Increased Costs) does not apply to any increased cost:

(a)                                  compensated for by the payment of the Mandatory Cost;

(b)                                 compensated for by the operation of Clause 12 (Taxes) (or would have been compensated for by such clause but was not so compensated because of the provisions of Clause 12.3 (Status of RCF Banks);

(c)                                  on account of tax on the overall net income of a RCF Bank (or the overall net income of a division or branch of the RCF Bank) imposed in the jurisdiction in which its principal office or Facility Office is situated; or

(d)                                 attributable to the breach by the relevant Finance Party of any law or regulation.

15.                               ILLEGALITY

If it is or becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or other utilisation, then:

(a)                                  the Bank may notify the Company through the Agent accordingly;

(b)                                 on the date of notification under paragraph (a) above, or within the period, if any, allowed by the relevant law, each Borrower shall prepay that Bank’s participation in all Loans and all other utilisations made to it together with all other amounts payable by it to that Bank under this Agreement and any Bilateral Facility; and

(c)                                  on the date of notification under paragraph (a) above, that Bank’s Commitment shall be cancelled.

16.                               GUARANTEE

16.1                        Guarantee

(a)                                  Each Guarantor irrevocably, unconditionally, jointly and severally:

(i)                                     as principal obligor, guarantees to each Finance Party prompt performance by each Borrower of all its payment obligations under the Finance Documents;

(ii)                                  undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall, within two Business Days of demand for payment being made by the Agent in writing, pay that amount as if that Guarantor instead of the relevant Borrower were expressed to be the principal obligor; and

(iii)                               indemnifies each Finance Party on demand against any loss or liability suffered by it if any payment obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal.

(b)                                 Notwithstanding any provision of the Finance Documents to the contrary, the maximum liability of any Guarantor incorporated in the United States under paragraph (a) above shall in no event exceed the Maximum Guaranteed Amount of that Guarantor.

In this paragraph (b):

Maximum Guaranteed Amount means, in relation to a Guarantor, the greatest Adjusted Net Worth of that Guarantor, less U.S. $1,000, at or on any date following the date on which it becomes a party to this Agreement.

Adjusted Net Worth means, in relation to a Guarantor, as at any date on which it is to be determined, the excess of (i) the total amount of the assets of that Guarantor “at a fair value” as at that date, over (ii) the total amount of “liabilities of that Guarantor, contingent or otherwise” as at that date, as those quoted terms are determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, including the maximum amounts reasonably expected to come due in respect of contingent liabilities, other than the contingent liabilities of that Guarantor under the Finance Documents.

(c)

(i)                                     Each Finance Party agrees not to enforce the Guarantee created hereunder by a Guarantor incorporated in Germany as (i) a limited liability company (GmbH) (a German GmbH Guarantor), or (ii) as a limited partnership (Kommanditgesellschaft) with a limited liability company as sole general partner (the German Single GmbH & Co. KG), or (iii) as a limited partnership with another limited partnership as sole general partner whose sole general partner is a limited liability company (the German Double GmbH & Co. KG Guarantor, together with any German GmbH Guarantor or any German Single GmbH & Co. KG Guarantor hereinafter referred to as a German Guarantor) if and to the extent that the Guarantees secure liabilities of an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of that German Guarantor (other than the German Guarantor’s Subsidiaries) and if and to the extent that such enforcement would lead to the situation in which such German Guarantor’s or, in the case of a German Single GmbH & Co. KG Guarantor, its general partner’s, assets, or, in the case of a German Double GmbH & Co. KG Guarantor, the assets of its general partner’s general partner (the calculation of which shall take into account the captions reflected in Section 266 subsection (2) A, B and C of the German Commercial Code (HGB Handelsgesetzbuch)) less the sum of (A) the liabilities of the German Guarantor or, in the case of a German Single GmbH & Co. KG Guarantor, its general partner, or, in the case of a German Double GmbH & Co. KG Guarantor, its general partner’s general partner (the calculation of which shall take into account the captions reflected in Section 266 sub-section (3) B, C and D of the German Commercial Code), and (B) the stated share capital (Stammkapital) of the German Guarantor or, in the case of a German Single GmbH & Co. KG Guarantor, its general partner, or, in the case of a German Double GmbH & Co. KG Guarantor, its general partner’s general partner, (the Net Assets)) are less than zero.

For the avoidance of doubt, none of the above restrictions shall apply if the enforcement relates to any outstanding amounts owed by the Guarantor under this Agreement.

(ii)                                  For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(A)                              the amount of any increase of the stated share capital after the date hereof (excluding any such increase of stated share capital permitted pursuant to any other agreement to which the Finance Party and the relevant German Guarantor are a party) (aa) that has been effected without the prior written consent of theAgent, (bb) that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) or (cc) to the extent that it is not fully paid up, shall be deducted from the stated share capital; and

(B)                                loans and other contractual liabilities incurred in gross negligent or wilful violation of the provisions of this Agreement shall be disregarded.

(iii)                               In addition, each German Guarantor and, in the case of (i) a German Single GmbH & Co. KG Guarantor, also its general partner, or (ii) a German Double GmbH & Co. KG Guarantor, also its general partner and its general partner’s general partner, shall realise, to the extent legally permitted and, in respect of the relevant German Guarantor’s and, in the case of (i) a German Single GmbH & Co. KG Guarantor, also its general partner’s, or (ii) a German Double GmbH & Co. KG Guarantor, also its general partner and that general partner’s general partner’s business, commercially justifiable, in a situation where such German Guarantor’s or, in the case of (i) a German Single GmbH & Co. KG Guarantor, its general partner’s, or (ii) a German Double GmbH & Co. KG Guarantor, its general partner’s general partner’s Net Assets are less than zero any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for such German Guarantor’s and, in the case of (i) a German Single GmbH & Co. KG Guarantor, its general partner’s, or (ii) a German Double GmbH & Co. KG Guarantor, also its general partner’s and that general partner’s general partner’s business (betriebsnotwendig).

(iv)                              For the purpose of the calculation of the Net Assets and thus the enforceable amount, the relevant German Guarantor will deliver within 30 days after the occurrence of an Enforcement Event, to the Agent an up to date balance sheet drawn-up by a firm of auditors of international standard and repute together with a determination of the Net Assets.  Such balance sheet and determination of Net Assets shall be prepared in accordance with accounting principles pursuant to the German Commercial Code and be based on the same principles that were applied when establishing the previous year’s balance sheet.

(v)                                 The determination by the auditors (as set forth above, the Auditors’ Determination) pertaining to the relevant German Guarantor or, in the case of a German Single GmbH Co.  KG Guarantor, its general partner, or, in the case of a German Double GmbH & Co. KG Guarantor, its general partner’s general partner, shall be up to date and in any event such Auditors’ Determination shall have been prepared as of a date no earlier than 15 Business Days prior to the date of the enforcement of the Guarantees/Securities

(vi)                              Should the relevant German Guarantor fail to deliver such balance sheet and/or determination of the Net Assets, the Finance shall be entitled to enforce the Guarantees, without limitation, but agree to release proceeds from such enforcement to the extent required to ensure that the Net Assets shall not be less than zero.

16.2                        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrowers under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3                        Reinstatement

(a)                                  Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause 16 shall continue as if the discharge or arrangement had not occurred.

(b)                                 Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

16.4                        Waiver of defences

The obligations of each Guarantor under this Clause 16 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 16 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):

(a)                                  any time or waiver granted to, or composition with, any Borrower or other person;

(b)                                 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c)                                  any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;

(d)                                 any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 16 shall include each variation or replacement;

(e)                                  any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that each Guarantor’s obligations under this Clause 16 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; and

(f)                                    any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of each Guarantor’s obligations under this Clause 16 be construed as if there were no such circumstance.

16.5                        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 16.

16.6                        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 16, with interest on those moneys being credited to that account.

16.7                        Non-competition

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, no Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 16:

(a)                                  be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause 16;

(b)                                 claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(c)                                  receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor shall hold in trust for and forthwith pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 16.7.  Nothing in this Clause 16.7 shall be effective to create a charge.

16.8                        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by any Finance Party.

16.9                        Consideration and enforceability

(a)                                  Each U.S. Guarantor represents, warrants and agrees that:

(i)                                     it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)                                  those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any applicable bankruptcy or fraudulent transfer law; and

(iii)                               it has acted in good faith in connection with the guarantee given by that U.S. Guarantor and the transactions contemplated by the Finance Documents.

(b)                                 Each Finance Party agrees that each U.S. Guarantor’s liability under this Clause is limited so that no obligations of, or transfer by, any U.S. Guarantor under this Clause is subject to avoidance and turnover under any applicable bankruptcy or fraudulent transfer law.

16.10                 Insolvency

Each U.S. Guarantor represents and warrants to the Finance Parties that:

(i)                                     the aggregate amount of each U.S. Guarantor’s debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)                                  its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)                               it has not incurred and does not incur debts beyond its ability to pay as they mature;

(iv)                              it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors; and

(v)                                 terms used in Clauses 16.9 and 16.10 have the meanings given to them in the United States Bankruptcy Code of 1978 and applicable fraudulent conveyance laws.

17.                               REPRESENTATIONS AND WARRANTIES

17.1                        Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 17 (in respect of itself and, for the purposes of Clauses 17.12 (Compliance with ERISA) to 17.14 (Use of proceeds; Margin Regulations) (inclusive), any of its relevant Subsidiaries) to each Finance Party.

17.2                        Status

(a)                                  Subject to any qualifications as to matters of law only contained in the legal opinions referred to in the Conditions Precedent Document, it is a limited liability company, or, in the case of any Obligor incorporated in the United States, an entity duly incorporated and validly existing under the laws of the jurisdiction of its incorporation possessing perpetual corporate existence and the capacity to sue and be sued in its own name.

(b)                                 It has the power to own its assets and carry on its business as it is being conducted.

(c)                                  As at the date of this Agreement, each Principal Subsidiary (other than Rosenthal) is a Guarantor.

17.3                        Powers and authority

Subject to any qualifications as to matters of law only contained in the legal opinions referred to in the Conditions Precedent Document, it has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the

Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

17.4                        Legal validity

Subject to any qualifications as to matters of law only contained in the legal opinions referred to in the Conditions Precedent Document, each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms and would be so treated in the courts of its place of incorporation and any other jurisdiction to which that Obligor has agreed to submit in any Finance Document and except to the extent that such enforcement may be subject to applicable equitable principles of bankruptcy, insolvency, reorganisation, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and remedies generally.

17.5                        Non-conflict

Subject to any qualifications as to matters of law only contained in the legal opinions referred to in the Conditions Precedent Document, the entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:

(a)                                  conflict in any material respect with any law or regulation or judicial or official order; or

(b)                                 conflict with its constitutional documents; or

(c)                                  conflict with any document which is binding upon it or any of its assets in any material respect.

17.6                        No default

(a)                                  No Default is outstanding; and

(b)                                 no other event is outstanding which constitutes (or, with the giving of notice, expiry of any grace period or determination of materiality (in any such case, as expressly provided for in relation to the relevant document) would constitute) a default under any document which is binding on it or any of its assets to an extent or in a manner which would be reasonably likely to have a material adverse effect on the ability of any Obligor to perform its obligations under the Finance Documents.

17.7                        Authorisations

Subject to any qualifications as to matters of law only contained in the legal opinions referred to in the Conditions Precedent Document all authorisations required of it in connection with:

(a)                                  the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents; and

(b)                                 the carrying on by it of its business in all material respects as it is being conducted,

have been obtained or effected (as appropriate) and are in full force and effect, save (i) for the registration, notarisation or notification of any Security Document which can only be done after the execution of the relevant documents, which registration will be effected promptly and in any event within any prescribed time period; and (ii) in the case of (b) only, where failure to obtain or effect any such authorisation or for it not to be in full force and effect would not have a Material Adverse Effect.

17.8                        Financial information

(a)                                  In the case of the Company:

(i)                                     the audited consolidated accounts of the Group most recently delivered to the Agent (which, at the date of this Agreement, are the Original Group Accounts):

(A)                              have been prepared in accordance with accounting principles and practices generally accepted in the Republic of Ireland consistently applied; and

(B)                                give a true and fair view of the consolidated financial condition of the Group as at the date to which they were drawn up; and

(ii)                                  as at the Effective Date, there has been no material adverse change in the consolidated financial condition of the Group since 31st August, 2003.

(b)                                 In the case of each Obligor (other than the Company):

(i)                                     its audited accounts most recently delivered to the Agent:

(A)                              have been prepared in accordance with accounting principles and practices generally accepted in the jurisdiction of its incorporation consistently applied; and

(B)                                give a true and fair view of its financial condition as at the date to which they were drawn up; and

(ii)                                  as at the date of it becoming a party to this Agreement, there has been no material adverse change in the financial condition of that Obligor since the date to which those accounts were drawn up.

(c)                                  In the case of the Company, the quarterly financial statements and monthly management accounts delivered pursuant to Clause 18.2(c) and (d) (Financial information) respectively have been prepared in accordance with accounting principles and practices generally accepted in the jurisdiction of its incorporation consistently applied and fairly represent the consolidated financial condition of the Group as at the date to which they were drawn up.

(d)                                 The budgets and forecasts supplied under this Agreement have been prepared on the basis of recent historical information and of assumptions which are believed by the Company to be reasonable and were not misleading in any material respect as at the date they were supplied.

17.9                        Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which, if adversely determined, are reasonably likely to have a Material Adverse Effect.

17.10                 Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.11                 Compliance with ERISA

(a)                                  It and each Subsidiary and ERISA Affiliate of it has fulfilled all its obligations under the minimum funding standards of ERISA, and the Code, with respect to any Plan;

(b)                                 each Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and neither the Obligor nor any Subsidiary or ERISA Affiliate of it has incurred or expects to incur any liability under Title IV of ERISA other than a liability to the Pension Benefit Guaranty Corporation (or any entity succeeding to any or all of its functions under ERISA) for premiums under Section 4007 of ERISA;

(c)                                  no Plan has an Unfunded Current Liability;

(d)                                 neither it nor any of its Subsidiaries or ERISA Affiliates has incurred any material liability to or on account of a Plan pursuant to Title I or Title IV of ERISA or expects to incur any liability thereunder with respect or any such Plan; and

(e)                                  it and its Subsidiaries may terminate contributions to any other employee benefit plans maintained by them without incurring any material liability to any person interested therein.

17.12                 Investment Company Act

Neither it nor any of its Subsidiaries is an “investment company” or a “company controlled by an investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

17.13                 Public Utility Holding Company Act

Neither it nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” within the meaning of the United States Public Utility Holding Company Act of 1935, as amended.

17.14                 Use of proceeds; Margin Regulations

All proceeds of any Loan shall be used by it for general corporate purposes, and no part of the proceeds of any Loan will be used by it to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  None of the transactions contemplated in this Agreement including, without limitation, the making of any Loan and the use of the proceeds thereof will violate or be inconsistent with the provisions of Section 7 of the Securities Exchange Act of 1934 or any regulations issued pursuant thereto including, without limitation, Regulations T, U or X of the Board of Governors of the United States Federal Reserve System (or any successor).

For the purposes of this Clause 17.14, Margin Stock shall have the meaning provided in Regulation U of the Board of Governors of the United States Federal Reserve System.

17.15                 Ownership of assets/Validity of Security Interests

Save for any shares held by nominees on its behalf (with respect to which it does not own the legal interest), and save as disclosed in the certificate of title delivered under the Conditions Precedent Document in relation to Irish real estate security, it is the beneficial and legal owner over the property over which it purports to grant a Security Interest pursuant to the Security Documents to which it is a party and the Security Documents to which it is a party create and, subject to due registration and filings (as may be required), give rise to valid and effective Security Interests.

17.16                 Environmental Matters

It is in compliance with all Environmental Law and Environmental Licences applicable to it, if and to the extent that failure to comply is reasonably likely to have a Material Adverse Effect.

17.17                 Security Interests and Financial Indebtedness

(a)                                  No member of the Group has created or permitted to subsist any Security Interest over any of its present or future assets, other than as expressly permitted by this Agreement.

(b)                                 No member of the Group has incurred any Financial Indebtedness which is not expressly permitted by this Agreement.

17.18                 Group structure chart

The Group Structure Chart shows all members of the Group, and is accurate in all other material respects, as at the date of this Agreement.

17.19                 Information

(a)                                  All information provided to a Finance Party by the Company or any other member of the Group in connection with this Agreement and the transactions contemplated by it was true, complete and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it was stated to be given.

(b)                                 All financial projections or forecasts provided to a Finance Party by the Company or any other member of the Group (or on their behalf) have been prepared on the basis of reasonable assumptions and recent historical information at the time they were provided and the expressions of opinions provided by the Company or other member of the Group (or on their behalf) to a Finance Party were arrived at after careful consideration.

17.20                 Rosenthal intercompany debt

No intercompany debt owing by Rosenthal to any other member of the Group is made available on terms such that the rights of that other member of the Group with respect to it are contractually subordinated to the rights of the lenders of the Rosenthal Facilities.

17.21                 Times for making representations and warranties

The representations and warranties set out in this Clause 17:

(a)                                  (i)                                     in the case of an Obligor which is a Party on the date of this Agreement, are made by that Obligor on that date; and

(ii)                                  in the case of an Obligor which becomes a Party after the date of this Agreement, will be deemed to be made by that Obligor on the date it executes a Borrower Accession Agreement or Guarantor Accession Agreement; and

(b)                                 (with the exception of Clauses 17.8(a)(ii) and (b)(ii) (Accounts)) are deemed to be repeated by each Obligor on the date of each Request and each Drawdown Date with reference to the facts and circumstances then existing.  However, in repetition on the date of a Request, and the Drawdown Date, for a Rollover Loan the reference in Clause 17.6(a) (No Default), to “Default” shall read as “Event of Default”.

18.                               INFORMATION COVENANTS

18.1                        Duration

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

18.2                        Financial information

Each Obligor shall supply to the Agent in sufficient copies for all the Banks:

Annual accounts

(a)                                  as soon as the same are available (and in any event within 120 days of the end of each of its financial years):

(i)                                     in the case of the Company, the audited consolidated accounts of the Group for that financial year; and in the case of each Obligor (other than the Company):

(A)                              if it is obliged to produce audited accounts for that financial year, those audited accounts; or

(B)                                if it is not obliged to produce audited accounts for that financial year, its profit and loss account and balance sheet for that financial year;

in the case of the Company, accompanied by a reconciliation of those financial statements against the monthly management accounts for the last month in the relevant financial year;

Half-yearly financial statements

(b)                                 as soon as the same are available (and in any event within 90 days of the end of the first half-year of each of its financial years):

(i)                                     in the case of the Company, the interim statements (comprising its consolidated profit and loss account and balance sheet) of the Group for that half-year; and

(ii)                                  in the case of each Obligor (other than the Company), its interim statements (comprising its unaudited profit and loss account and balance sheet) for that half-year;

in the case of the Company, accompanied by a reconciliation of those financial statements against the monthly management accounts for the last month in the relevant financial year;

Quarterly financial statements

(c)                                  as soon as the same are available (and in any event within 30 days of the end of each first and third quarter-year of each of its financial years) in the case of the Company, the consolidated financial statements of the Group for the financial quarter then ending;

Monthly management accounts

(d)                                 until the Information Cut-off Date (except for the monthly consolidated management accounts delivered at the end of each first and third financial quarter of each financial year of the Company which shall continue to be delivered after the Information Cut-off Date), as soon as they are available (and in any event within 30 days of the end of the month to which they relate), the monthly consolidated management accounts for the Company for that month plus cashflows for the Group.  Such accounts are to be delivered in a form to be agreed with the Agent (acting on the instructions of all of the Banks) within three months after the date of this Agreement.  In the event that the form of accounts is not agreed within that period, both parties agree to submit, at the expense of the Company, to the determination of Deloitte & Touche in this regard;

Certificates

(e)                                  in the case of the Company,

(i)                                     together with the accounts specified in (a)(i):

(A)                              a certificate signed by two of its senior officers on its behalf setting out in reasonable detail a schedule of computations (the Schedule) establishing compliance with Clause 19 (Financial Covenants) as at the date to (or as at) which those amounts were drawn up; and

(B)                                a report signed by the Company’s auditors stating whether the amounts shown in the Schedule have been accurately extracted from the accounting records of the Company and whether the financial covenants in the Schedule have been correctly calculated in accordance with Clause 19 (Financial Covenants).  This report will be provided in accordance with (and subject to the entry into of) an engagement letter between the Company, the auditors and the Agent, specifying the form of report, the fees payable and an aggregate liability cap;

(ii)                                  together with the accounts specified in paragraphs (b)(i), (c) and (d) above, a certificate signed by two of its senior officers on its behalf setting out in reasonable detail computations establishing compliance with those provisions of Clause 19 (Financial covenants) which are to be tested as at (or for the period to) the date to (or as at) which those accounts were drawn-up (including a reconciliation of the management accounts to the data used in certifying covenant compliance); the amount attributable to each defined term under Clause 19 (Financial Covenants) must be identified;

(iii)                               as soon as they are available (and in any event within 30 days at the end of each month), a thirteen week rolling cashflow forecast for the Group identifying the requirements and headroom of, separately, the Group as a whole, the Obligors taken together, the borrowers under the Rosenthal Facilities and WC Designs;

(iv)                              as soon as they are available (and in any event within 30 days of the end of each month) a certificate signed by two senior officers of the Company and addressed to the Agent certifying intercompany balances between Rosenthal and the other members of the Group as at the last day of the month then ended; and

(v)                                 together with the accounts specified in paragraphs (a)(i) above, a certificate signed by two of its senior officers on its behalf confirming that the minimum level of Guarantor cover as set out in Clause 29.6 (Guarantor cover) is satisfied, together with calculations in reasonable detail;

18.3                        Budget

(a)                                  No later than 31st March, 2004, the Company must supply to the Agent in sufficient copies for all the Banks, a budget (which may not have been approved by the board at this date) for the Group for the financial year ending 31st March, 2005, reviewed by KPMG (at the expense of the Company), such review to include tests of the reasonableness of assumptions and consistency with previous forecasts and an assessment of the proposed revised budgeting and reforecasting procedures employed in its completion (with access to management to enable them to carry out this review).

(b)                                 The Company must supply to the Agent in sufficient copies for all the Banks not later than 30 days after the beginning of each financial year of the Company (other than the financial year ending 31st March, 2004, a board approved budget for that financial year, in the case of the budget for the financial year ending 31st March, 2005, to be substantially in the form reviewed by KPMG under paragraph (a) above but taking account of their recommendations.  Each budget must be in a form satisfactory to the Banks (acting reasonably).

(c)                                  The Company must supply to the Agent in sufficient copies for all the Banks not later than 30 days after the beginning of each financial quarter of the Company a quarterly reforecast of the budget referred to in paragraphs (a) and (b) above for the period from the end of that financial quarter up to the end of the current financial year.

(d)                                 Each budget (or reforecast as appropriate) supplied under this Subclause 18.3 must:

(i)                                     be prepared in the same manner, and show the information provided for, in the budget agreed under paragraph (g) below or, in the case of a reforecast, in compliance with paragraph (f) below;

(ii)                                  certify that the assumptions on which it is based are believed by the Company to be reasonable; and

(iii)                               be approved by the board of directors of the Company.

(e)                                  Any amount of Capital Expenditure detailed in any budget or reforecast may not exceed the amount of Capital Expenditure which may be incurred by the Group pursuant to Clause 19.8 (Capital Expenditure).

(f)                                    With effect from the delivery of the accounts or financial statements (as the case may be) that relate to the reforecast produced subsequent to the December, 2003 management accounts updating the budget/forecast for the fourth quarter of the financial year ending 31st March, 2004, any quarterly reforecasts supplied with accounts or financial statements delivered in accordance with Clause 18.2 (Financial information) shall include balance sheet data and detailed assumptions.

(g)                                 Budgets delivered in accordance with this Clause 18.3 shall be prepared using revised budgeting and forecasting procedures, including detailed assumptions, taking account of the recommendations made by KPMG in carrying out its review in accordance with paragraph (a) above.

18.4                        Content of financial information

All financial statements supplied pursuant to this Agreement shall include profit and loss accounts, cashflow statements, balance sheets, key performance indicators, and financial and non-financial operating statistics and details of Capital Expenditure (showing material authorisations and commitments) and are to be prepared on this basis of the Accounting Principles consistently applied.

18.5                        Information - Miscellaneous

Each Obligor shall supply to the Agent:

(a)                                  in the case of the Company only, promptly on request in writing by the Agent, a list of the current Principal Subsidiaries, together with computations in reasonable detail showing the bases for that list;

(b)                                 all documents despatched by it to its shareholders (or any class of them) in the case of the Company or (other than those despatched in the ordinary course of its business) its creditors (or any class of them) at the same time as they are despatched;

(c)                                  promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, are likely to be adversely determined and which, if adversely determined, would be reasonably likely to have a material adverse effect on the ability of any Obligor to perform its obligations under this Agreement; and

(d)                                 promptly, such further information in the possession or control of any member of the Group regarding its financial condition and operations as any Finance Party may reasonably request, provided that nothing in this paragraph (d) will require the Company to disclose any information which would cause it to be in breach of any legally enforceable confidentiality obligation to which it is subject (other than any such obligation owed to another member of the Group), in sufficient copies for all of the Banks, if the Agent so requests.

18.6                        Form of financial statements

(a)                                  The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)                                 The Company must notify the Agent of any change in any material respect to the manner in which its audited consolidated financial statements are prepared.

(c)                                  If requested by the Agent, the Company must supply to the Agent:

(i)                                     a full description of any change notified under paragraph (b) above; and

(ii)                                  sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and on the basis of audited consolidated financial statements produced on the same basis as the Original Group Accounts.

(d)                                 If requested by the Agent, the Company must enter into discussion for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Banks in the same position as they would have been in if the change had not happened.  Any agreement between the Company and the Agent will be, with the prior consent of the Majority Banks, binding on all the Parties.

(e)                                  If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company must supply with each set of its financial statements another set of its financial statements prepared on the same basis as the Original Group Accounts (and financial covenants under Clause 19 will be tested on the basis of that other set of financial statements.

18.7                        Notification of Default

The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

18.8                        Compliance certificates

(a)                                  The Company shall supply to the Agent:

(i)                                     together with the accounts specified in Clause 18.2(a), (b) and (c) (Financial information); and

(ii)                                  if the Agent so requests at any other time when a Default is outstanding or when the Agent has reasonable grounds for believing a Default may be outstanding, as soon as practicable following that request, a certificate signed by two of its senior officers on its behalf certifying (without personal liability on their part, provided given in good faith) that no Default is to their knowledge outstanding or, if a Default is to their knowledge outstanding, specifying the Default and the steps, if any, being taken to remedy it, and that all financial information has been prepared on the basis of the reasonable assumptions and fairly represents the views of the management for the relevant period.

19.                               FINANCIAL COVENANTS

19.1                        Definitions

In this Clause:

Accounting Date means the last day of a financial quarter of the Company.

Capital Expenditure means any expenditure which is treated as capital expenditure in accordance with the Accounting Principles.

Consolidated Cashflow means Consolidated EBITDA for a Measurement Period, adjusted as follows:

(a)                                  adding any extraordinary or exceptional item received and deducting any extraordinary or exceptional item paid in cash during that Measurement Period (including any cash received on a disposal or debt raising or equity issue in accordance with Clauses 8.5 (Mandatory prepayment from debt raising/equity issue proceeds) and 8.6 (Mandatory prepayment – disposals);

(b)                                 deducting Capital Expenditure paid or required to be paid during that Measurement Period;

(c)                                  adding back all non-cash debits, and other non-cash charges during that Measurement Period and deducting non-cash credits, in each case to the extent taken into account in establishing Consolidated EBITDA;

(d)                                 deducting all dividends or any other distributions paid to any person during that Measurement Period which is referable to share capital not held by a member of the Group;

(e)                                  taking into account any changes in working capital over that Measurement Period, but to the extent that Group trade creditor days in the last month of the Measurement Period are not within 15 per cent. of the previous two months’ actual average trade creditor days, the proportion of payments at variance shall be disregarded for the purposes of this adjustment unless it is demonstrated to the satisfaction of the Banks (acting reasonably) that those trade creditor days outside that limit then represent normal trade credit terms ; and

(f)                                    deducting any amount of tax paid or adding any tax refunded in that Measurement Period.

Consolidated Cash and Cash Equivalents means, at any time:

(a)                                  cash in hand or on deposit with any acceptable bank or Finance Party;

(b)                                 certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)                                  any investment in marketable obligations issued or guaranteed by the government of the United States of America, the U.K. or the Republic of Ireland or by an instrumentality or agency of the government of the United States of America or the U.K. having an equivalent credit rating;

(d)                                 open market commercial paper:

(i)                                     for which a recognised trading market exists;

(ii)                                  issued in the United States of America, the U.K. or the Republic of Ireland;

(iii)                               which matures within one year after the relevant date of calculation; and

(iv)                              which has a credit rating of either A by Standard & Poor’s or FitchIBCA or A2 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;

(e)                                  Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank; or

(f)                                    any other instrument, security or investment approved by the Majority Banks,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable at that time of being applied against the Financial Indebtedness of the Group. However, no more than 50 per cent of the aggregate principal amount of instruments falling under paragraphs (b) to (f) (inclusive), with a term to maturity of more than six months at any date of calculation, shall be included in the calculation of Consolidated Cash and Cash Equivalents as at that date.

An acceptable bank for this purpose is a commercial bank or trust company which has a rating of A or higher by Standard & Poor’s or FitchIBCA or A2 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations or has been approved by the Majority Banks.

Consolidated Adjusted EBITDA means the consolidated net pre-taxation profits of the Group for a Measurement Period excluding the net pre-taxation profits attributable to any member of the Group or to any business or assets sold during that Measurement Period, and all as adjusted by:

(a)                                  adding back Consolidated Interest Payable;

(b)                                 deducting the amount of any exceptional income included;

(c)                                  adding back depreciation and amortisation; and

(d)                                 taking no account of any revaluation of an asset otherwise than in the financial year ending 31st March, 2004 or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading or on a disposal referred to in Schedule 7 (Permitted Disposals)), by a member of the Group during that Measurement Period.

Consolidated EBITDA means the Consolidated Adjusted EBITDA of the Group for a Measurement Period but adding back any net pre-taxation profits attributable to any member of the Group or to any business or assets sold during that Measurement Period deducted in calculating Consolidated Adjusted EBITDA

Consolidated Interest Payable means all interest and other financing charges (whether, in each case, paid, payable or capitalised) incurred by the Group during a Measurement Period.

Consolidated Interest Paid means all interest and other financing charges paid by any member of the Group during a Measurement Period.

Consolidated Net Interest Paid means Consolidated Interest Paid for a Measurement Period less the amount of all interest received by any member of the Group from outside the Group during that Measurement Period.

Consolidated Senior Interest Payable means Consolidated Interest Payable incurred by the Group less interest incurred on the HYB Issue.

Consolidated Tangible Net Worth means at any time the aggregate of:

(a)                                  the amount paid up or credited as paid up on the issued share capital of the Company; and

(b)                                 the amount standing to the credit of the consolidated capital and revenue reserves of the Group;

based on the relevant balance sheet but (to the extent that the following items have not been added, deducted or excluded in arriving at the amounts referred to above) adjusted by:

(1)                                  adding any amount standing to the credit of the profit and loss account for the Group for the period ending on the date of that balance sheet, to the extent not included in sub-paragraph (ii) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by any member of the Group;

(2)                                  deducting any amount standing to the debit of the profit and loss account for the Group for the period ending on the date of that balance sheet to the extent not included in sub-paragraph (ii) above;

(3)                                  deducting any amount attributable to any intangible asset other than goodwill;

(4)                                  deducting any amount attributable to a revaluation of assets after 31st March, 2003 or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group;

(5)                                  reflecting any variation in the amount of the issued share capital of the Company and the consolidated capital and revenue reserves of the Group after the date of that balance sheet and taking into account subscription moneys (including any premium) in respect of any share capital which is proposed to be issued to the extent to which the subscription thereof has been guaranteed to the reasonable satisfaction of the Majority Banks or underwritten by a bank or financial institution approved by the Majority Banks after the date of that balance sheet;

(6)                                  reflecting any variation in the interest of the Company in any other member of the Group since the date of that balance sheet;

(7)                                  excluding any amount attributable to deferred taxation; and

(8)                                  excluding any amount attributable to minority interests.

Consolidated Total Debt Service means:

(a)                                  Consolidated Net Interest Paid for any Measurement Period; plus

(b)                                 the aggregate of all scheduled and mandatory prepayments or repayments of all Total Consolidated Borrowings which fall due for repayment or prepayment (including, for the avoidance of doubt, prepayments made pursuant to Clause 8.7 (Mandatory prepayment - Excess Cashflow) during that Measurement Period, other than any principal amount repaid or prepaid under a revolving credit or overdraft or similar facility and which is or may be available for redrawing.

Measurement Period means a period of 12 months ending on an Accounting Date.

Senior Net Borrowings means, at any time, Total Consolidated Net Borrowings less the amount outstanding under the HYB Issue.

Total Consolidated Borrowings means at any time the aggregate (without double counting) of the following (except where owed by one member of the Group to another):

(a)                                  the outstanding principal amount of any moneys borrowed by any member of the Group and any outstanding overdraft debit balance of any member of the Group;

(b)                                 the outstanding principal amount of any debenture, bond, note, loan stock or other debt security of any member of the Group;

(c)                                  the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution in favour of any member of the Group;

(d)                                 the outstanding principal amount of all moneys owing to a member of the Group in connection with the factoring or discounting of receivables (otherwise than on a basis by virtue of which FRS 5 would allow those receivables to be derecognised in the consolidated financial statements of the Group in respect of WC Designs only);

(e)                                  the outstanding principal amount of any indebtedness of any member of the Group arising from any advance or deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(f)                                    the capitalised element of indebtedness of any member of the Group in respect of a lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)                                 any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in sub-paragraph (ii) above;

(h)                                 any fees and costs capitalised in accordance with FRS 4; and

(i)                                     (without double counting) the outstanding principal amount of any indebtedness of any person of a type referred to in sub-paragraphs (i) to (vii) (inclusive) above which is the subject of a guarantee, indemnity and/or other form of assurance against financial loss by any member of the Group, but so that no amount shall be counted more than once.

Any amount outstanding in a currency other than euro is to be taken into account at its euro equivalent calculated in accordance with the accounting principles applied in connection with the Original Group Accounts.

Total Consolidated Net Borrowings means at any time Total Consolidated Borrowings less Consolidated Cash and Cash Equivalents at such time.

19.2                        Interpretation

(a)                                  Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the Accounting Principles applied in connection with the Original Group Accounts.

(b)                                 Any amount in a currency other than euro is to be taken into account at its euro equivalent calculated on the basis of the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)                                  No item must be credited or deducted more than once in any calculation under this Clause.

19.3                        Gearing

The Company must ensure that Total Consolidated Net Borrowings do not at the end of any month falling within a period mentioned below exceed the multiple of Consolidated Tangible Net Worth set out below opposite that period:

Period (Financial quarter ending)	Multiple

31st March, 2004	3.0
30th June, 2004	4.0
30th September, 2004	3.6
31st December, 2004	2.6
31st March, 2005	2.4
30th June, 2005	3.0
30th September, 2005	2.9
31st December, 2005	1.9
31st March, 2006	2.0
30th June, 2006	2.4
30th September, 2006	2.3
31st December, 2006	2.0
31st March, 2007	2.0
30th June, 2007 onwards	2.0

19.4                        Total Net Debt to Adjusted EBITDA

The Company must ensure that Total Consolidated Net Borrowings do not, at the end of each Measurement Period ending on the Accounting Date set out below, exceed the multiple of Consolidated Adjusted EBITDA for the Measurement Period ending on that Accounting Date set opposite that Accounting Date:

Accounting Dates	Multiple

31st March, 2004	14.0
30th June, 2004	12.0
30th September, 2004	6.3
31st December, 2004	4.5
31st March, 2005	3.5
30th June, 2005	3.9

Accounting Dates	Multiple
30th September, 2005	4.0
31st December, 2005	2.9
31st March, 2006	2.8
30th June, 2006	3.2
30th September, 2006	3.2
31st December, 2006	2.75
31st March, 2007	2.75
30th June, 2007 and each Accounting Date thereafter	2.75

19.5                        Senior Net Debt to Adjusted EBITDA

The Company must ensure that Senior Net Borrowings do not, at the end of each Measurement Period ending on the Accounting Date set out below, exceed the multiple of Consolidated Adjusted EBITDA for the Measurement Period ending on that Accounting Date set opposite that Accounting Date:

Accounting Dates	Multiple

31st March, 2004	8.4
30th June, 2004	7.5
30th September, 2004	3.9
31st December, 2004	2.5
31st March, 2005	1.8
30th June, 2005	2.2
30th September, 2005	2.3
31st December, 2005	1.3
31st March, 2006	1.2
30th June, 2006	1.6
30th September, 2006	1.7
31st December, 2006	1.5
31st March, 2007	1.5
30th June, 2007 onwards and each Accounting Date thereafter	1.5

19.6                        Interest cover

(a)                                  The Company must ensure that the ratio of Consolidated EBITDA to Consolidated Senior Interest Payable for that Measurement Period is not, at each Accounting Date set out below and subject to paragraph (b) below, less than the multiple set opposite that Accounting Date:

Accounting Dates	Multiple

31st March, 2004	1.0
30th June, 2004	2.4
30th September, 2004	2.9
31st December, 2004	3.5
31st March, 2005	4.1
30th June, 2005	4.3
30th September, 2005	4.5
31st December, 2005	4.7
31st March, 2006	4.9

Accounting Dates	Multiple
30th June, 2006	5.2
30th September, 2006	5.5
31st December, 2006	6.0
31st March, 2007	6.0
30th June, 2007 and each Accounting Date thereafter	6.0

(b)                                 The figures set out in paragraph (a) above were set on the assumption that the HYB Issue will have an interest rate of 11 per cent, per annum and will be adjusted using the same model on which these figures were calculated to reflect the actual interest rate applicable to the HYB Issue so as to preserve the same level of headroom as on the above figures.  The adjusted figures shall be certified by KPMG.

19.7                        Cashflow to Total Debt Service

The Company must ensure that Consolidated Cashflow for a Measurement Period is not, at each Accounting Date set out below, less than the multiple of Consolidated Total Debt Service set opposite that Accounting Date:

Accounting Dates	Multiple

30th September, 2004	1.00
31st December, 2004	1.00
31st March, 2005	1.00
30th June, 2005	1.00
30th September, 2005	1.00
31st December, 2005	1.10
31st March, 2006	1.10
30th June, 2006	1.10
30th September, 2006	1.10
31st December, 2006	1.10
31st March, 2007	1.10
30th June, 2007 onwards	1.10

19.8                        Capital Expenditure

(a)                                  The Company must ensure that Capital Expenditure incurred by the Group taken as a whole does not exceed euro 20,000,000 in any financial year plus any Excess Cashflow in respect of the immediately preceding financial year not required to be used in prepayment in that financial year in accordance with Clause 8.7 (Mandatory prepayment - Excess Cashflow).

(b)                                 The Company may carry forward to the next financial year only an amount by which the actual Capital Expenditure (excluding that funded from Excess Cashflow) in a financial year is less than euro 20,000,000.

19.9                        Restructuring costs

(a)                                  The Company must ensure that any Restructuring Costs incurred by the Group do not exceed euro 5,000,000 in aggregate in any financial year of the Company, with no more than euro 2,500,000 being incurred in any individual restructuring.

(b)                                 Paragraph (a) does not apply to:

(i)                                     any Restructuring Costs incurred in connection with this Agreement,

(ii)                                  the restructuring of the Facilities or the U.S. Private Placement; or

(iii)                               any Restructuring Costs included in the budget for the financial year ending 31st March, 2004 delivered under Clause 18 (Financial information).

(c)                                  For the purposes of this Clause, Restructuring Cost means any cost incurred by a member of the Group in connection with the restructuring of the Group, including costs relating to redundancy payments, factory closures or relocations, inventory write-downs, other provisions relating to such activities and the costs of restructuring any finance facilities.

19.10                 Exchange rate movements

In calculating the euro equivalent of borrowings in currencies other than euro (and Cash and Cash Equivalents) for the purposes of Clause 19.4 (Total Net Debt to Adjusted EBITDA) and Clause 19.5 (Senior Net Debt to Adjusted EBITDA), the euro/U.S. Dollar exchange rate used in the financial statements from which the relevant figures were taken shall be used (the actual rate).  However, in calculating the euro equivalent of the borrowings (and Cash and Cash Equivalents) denominated in U.S. Dollars under the U.S. Private Placement and Loans (and Cash and Cash Equivalents) denominated in U.S. Dollars only an adjustment shall be made in the calculation of those U.S. Dollar denominated borrowings (and Cash and Cash Equivalents), as follows:

(A)                              if the actual rate is greater than or equal to euro 1.15 = U.S.$1.00 (being the exchange rate as at 30th June, 2003 used by the Company in preparation of its forecasts for the year ending 31st March, 2004 (the forecast rate), the actual rate shall be used;

(B)                                if the actual rate is less than the forecast rate but greater than or equal to euro 1.04 = U.S.$1.00, the rate used shall be the forecast rate; and

(C)                                if the actual rate is less than euro 1.04 = U.S.$1.00, the rate used shall be 1.15 (less the difference between the actual rate and euro 1.04 = U.S.$1.00) = U.S.$1.00.

For illustration:

•                                          if the actual rate is euro 1.20 = U.S.$1, the rate shall be used;

•                                          if the actual rate is euro 1.10 = U.S.$1, the forecast rate shall be used; and

•                                          if the actual rate is euro 1.00 = U.S.$1, a rate of euro 1.11 = U.S.$1.00 shall be used.

20.                               GENERAL COVENANTS

20.1                        Authorisations

(a)                                  Each Obligor shall promptly:

(i)                                     obtain, maintain and comply with the terms of; and

(ii)                                  supply certified copies to the Agent of,

any authorisation required under any applicable law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

(b)                                 Each Obligor shall comply in all material respects with all laws and regulations applicable to it (including, for the avoidance of doubt, all rules and regulations contained in its constitutional documents).

20.2                        Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations which are mandatorily preferred by law applying to companies generally.

20.3                        Negative pledge

(a)                                  No Obligor shall, and the Company shall procure that no other member of the Group will, create or permit to subsist any Security Interest on any of its assets.

(b)                                 Paragraph (a) above does not apply to:

(i)                                     any Security Interest constituted by the Security Documents;

(ii)                                  any lien arising by operation of law (or by an agreement evidencing the same) in the ordinary course of business provided that the liabilities secured by that lien are discharged as soon as practicable after their becoming due for payment;

(iii)                               any Security Interest created with the prior written consent of the Majority Banks;

(iv)                              any Security Interest created by Rosenthal over its assets and properties in connection with the Rosenthal Facilities or the Rosenthal Factoring Facility (or any refinancing of them);

(v)                                 any Security Interest created by virtue of any cash-pooling arrangements for members of the Group with their bankers providing for the setting-off or netting of debt and credit balances on bank accounts of those members of the Group;

(vi)                              any pledge of goods, their related documents of title and/or other related documents arising or created in the ordinary course of its business as security to a bank or financial institution only for indebtedness directly relating to the goods or documents on or over which that pledge exists;

(vii)                           any Security Interest arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by the relevant person in the ordinary course of its business;

(viii)                        any Security Interest created by a member of the Group (other than an Obligor) in favour of any other member of the Group; or

(ix)                                any Security Interest created by WC Designs over its receivables as security for the CIT Facility;

(x)                                   Security Interests created over their receivables by each of All-Clad Metalcrafters, LLC and Waterford Wedgwood USA Inc. as security for obligations under the CIT

Facility, but provided that all these Security Interests are released by the date falling three Business Days after the HYB Funding Date;

(xi)                                any Security Interest created over any bank account in connection with the provision of cash cover for any LC Facility, as contemplated by this Agreement;

(xii)                             Security Interests in favour of the holders of the HYB Issue over the proceeds of the HYB Issue whilst held in escrow pending their release to the Company (but not after that release);

(xiii)                          cash collateral in favour of Mizuho with respect to the customs guarantee referred to in Clause 20.8(b)(x) (Financial Indebtedness); and

(xiv)                         any other Security Interest created or outstanding on or over assets of any member of the Group provided that the aggregate outstanding principal, capital or nominal amount secured by all Security Interests created or outstanding under this sub-paragraph (xiv) on or over assets of the Group must not at any time exceed euro 1,000,000 (or its equivalent in other currencies).

20.4                        Transactions similar to security

(a)                                  No Obligor shall, and the Company shall procure that no other member of the Group will;

(i)                                     sell, transfer or otherwise dispose of any of its assets on terms whereby it is or is entitled to be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)                                  sell, transfer or otherwise dispose of any of its receivables on recourse terms (other than to any member of the Group), except for the discounting of bills or notes in the ordinary course of trading,

(b)                                 in circumstances where the transaction is entered into primarily as a method of raising finance.

(c)                                  Paragraph (a) does not apply to the sale and leaseback by Rosenthal of its headquarters located at Selb, Germany.

20.5                        Disposals

(a)                                  No Obligor shall, and the Company shall procure that no other member of the Group will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, lease, licence or otherwise dispose of all or any substantial part of its assets.

(b)                                 Without prejudice to Clause 29.6 (Guarantor cover), paragraph (a) does not apply to:

(i)                                     any disposal made in the ordinary course of trading of the disposing entity (which, for the avoidance of doubt, shall exclude any disposal of any Subsidiary of the Company);

(ii)                                  any disposal made by any member of the Group to an Obligor;

(iii)                               any disposal made by any member of the Group (the transferor) to a member of the Group which is not an Obligor (the transferee), provided that the percentage ownership of the Company in the transferee is no less than the percentage ownership of the Company in the transferor;

(iv)                              any disposal made with the prior written consent of the Majority Banks;

(v)                                 any disposal on arm’s length normal commercial terms of obsolete or redundant assets;

(vi)                              subject to Clause 20.7 (Acquisitions), the payment of cash as consideration for the acquisition of any asset on normal commercial terms;

(vii)                           the making, servicing and repayment of loans by one Group member to another and the payment of cash dividends in the ordinary course;

(viii)                        the temporary application of funds not immediately required in the relevant person’s business in the purchase of Consolidated Cash and Cash Equivalents (other than in respect of paragraph (a) of the definition of that term) or the realisation of Consolidated Cash and Cash Equivalent;

(ix)                                the application of the proceeds of an issue of securities (whether equity or debt) for the purpose stated in the prospectus or other offering document relating to that issue;

(x)                                   the disposal of fixed assets in exchange for (or the sale of assets on normal commercial terms for cash which is to be, and is, applied within three months in or toward the purchase of) other fixed assets comparable or superior as to type, value and quality;

(xi)                                the granting by the Company of licences in respect of its Intellectual Property Rights to any other member of the Group, provided that any such licence shall terminate on any such person ceasing to be a member of the Group;

(xii)                             the granting of licences on an arm’s length basis to use any Intellectual Property Rights, whether registered or unregistered;

(xiii)                          disposals of any income shares of £0.01 each in WWUK (Income Shares) for the purpose of combining those Income Shares with the ordinary shares of euro 0.06 each in the Company (Ordinary Shares) which have not been combined with Income Shares to form stock units (each comprising one Ordinary Share and one Income Share);

(xiv)                         the sale and leaseback transaction involving Rosenthal referred to in Clause 20.4(b) (Transactions similar to security);

(xv)                            planned disposals listed in Schedule 7 (Permitted Disposals);

(xvi)                         disposals where the net proceeds are applied in prepayment of the Facilities and the U.S. Private Placement pro rata in accordance with Clause 8.6 (Mandatory prepayments-disposals), provided such disposals are made an arm’s length commercial terms;

(xvii)                      disposals of cash where such disposal is not otherwise prohibited by the terms of this Agreement;

(xviii)                   disposals of Consolidated Cash and Cash Equivalents in exchange for other Consolidated Cash and Cash Equivalents;

(xix)                           disposals arising as a result of any Security Interest permitted by Clause 20.3 (Negative pledge); and

(xx)                              any other disposal of assets otherwise than to any member of the Group during any financial year of the Company provided that the aggregate book value of all such assets does not exceed euro 1,000,000 (or its equivalent in other currencies).

(c)                                  Notwithstanding paragraph (b) above, no Obligor may dispose of any asset which is purported to be subject to fixed or specific security under any Security Document without the prior written consent of the Agent.  This shall not, however, apply to cash held in bank accounts unless they are expressed to be blocked accounts (or otherwise disposal is restricted) on the terms of the relevant Security Document, shall not apply to the disposal of any of the assets listed in Schedule 7 (Permitted Disposals) and shall not apply to the granting of any licences under paragraphs (xi) and (xii) above.

20.6                        Change of business

The Company shall procure that, save with the prior written consent of the Majority Banks, no substantial change is made to the general nature of the primary business of the Company and the Group taken as a whole from the businesses of manufacturing, distributing and/or retailing tableware, giftware and other products.

20.7                        Acquisitions

(a)                                  No Obligor shall, and the Company shall procure that no other member of the Group will, make any acquisition of, or any investment in, any company or business (or assets insofar as the acquisition relates to the acquisition of a business or company), or acquire the whole or substantially the whole of the assets of any business, without the prior written consent of all of the Banks.

(b)                                 Paragraph (a) does not apply to investments:

(i)                                     made by one Obligor in another Obligor;

(ii)                                  made by a non-Obligor in a non-Obligor which is a Subsidiary of the Company as at the date of this Agreement;

(iii)                               made by an Obligor in a non-Obligor, provided that the aggregate amount of all such investments by all Obligors in any financial year of the Company does not exceed euro 1,000,000 in aggregate; or

(iv)                              in securities which are Consolidated Cash or Cash Equivalent.

20.8                        Financial Indebtedness

(a)                                  The Company shall not, and shall procure that no member of the Group (other than Rosenthal) will, incur or have owing by it any Financial Indebtedness.

(b)                                 Paragraph (a) above will not apply to:

(i)                                     Financial Indebtedness owing by one Obligor to another Obligor;

(ii)                                  Financial Indebtedness owing by a non-Obligor to another non-Obligor;

(iii)                               Financial Indebtedness owing by an Obligor to a non-Obligor, which is outstanding on the date of this Agreement and disclosed to the Agent in advance of the Effective Date, and other Financial Indebtedness owing by an Obligor to a non-Obligor, provided no more than euro 2,000,000 in aggregate is outstanding at any time in addition to that currently outstanding;

(iv)                              Financial Indebtedness owing by a non-Obligor to an Obligor, where the proceeds of the intra-Group loans creating that Financial Indebtedness are on-lent, within 24 hours, to an Obligor, to facilitate tax beneficial structuring arrangements within the Group (Financial Indebtedness arising from that on-lending also being permitted under this provision);

(v)                                 Financial Indebtedness as described in paragraph (g) of the definition of that term in Clause 1.1 (Definitions), so long as entered into for non-speculative hedging purposes in the ordinary course of the relevant company’s business;

(vi)                              the CIT Facility to the extent available to WC Designs;

(vii)                           the HYB Issue, so long as the interest rate is no greater than 11 per cent, per annum, provided the trustee of the HYB Issue accedes to the Intercreditor Agreement at the date of the HYB Issue and provided that the terms of the HYB Issue (as set out in the HYB Indenture) are substantially in the form of the draft initialised for identification by Clifford Chance and Allen & Overy;

(viii)                        any Financial Indebtedness existing at the date of this Agreement (including pursuant to the U.S. Private Placement and any make-whole notes issued under it) but excluding the CIT Facility to the extent made available to All-Clad Metalcrafters, LLC and Waterford Wedgwood USA Inc., and that part of the facility available to Waterford Wedgwood GmbH from Hypovereinsbank which facilities must be cancelled within three Business Days after the HYB Funding Date;

(ix)                                the bilateral lending facility currently made available by Mizuho in Japan, provided it is cancelled and repaid in full within three Business Days after the HYB Funding Date;

(x)                                   Financial Indebtedness with respect to a customs guarantee issued for a member of the Group by Mizuho in Japan, provided the amount of the liability of the Group with respect to that guarantee is not increased above its current liability (being no more than Yen 152,000,000); and

(xi)                                any other Financial Indebtedness outstanding at any time which in aggregate does not exceed euro 500,000 (or its equivalent in any other currency).

(c)                                  The Company shall procure that Rosenthal and its subsidiaries shall not incur or have outstanding any Financial Indebtedness other than:

(i)                                     loans from Waterford Wedgwood GmbH and Statum Limited to Rosenthal in existence at the date of this Agreement;

(ii)                                  any other Financial Indebtedness (including the Rosenthal Facilities) which in aggregate does not exceed euro 20,000,000 reducing to euro 13,400,000 (or its equivalent in any other currency) no later than three Business Days after the HYB Funding Date;

(iii)                               the Rosenthal Factoring Facility; or

(iv)                              under the sale and leaseback arrangement proposed with respect to Spiegel House, Selb, Germany.

(d)                                 The Company shall not, and shall procure that no member of the Group shall, grant any guarantee or indemnity or similar assurance against financial loss (guarantees) without the prior written consent of the Majority Banks.  This paragraph (d) shall not prevent:

(i)                                     the granting of guarantees in respect of which the actual and contingent liability of the members of the Group is not in aggregate in excess of euro 500,000 at any time;

(ii)                                  the granting of guarantees in the ordinary course of business, which are not in respect of Financial Indebtedness and, in aggregate for all such guarantees the actual and contingent liability of the members of the Group is not in excess of euro 1,000,000 at any time;

(iii)                               the subsistence of guarantees in existence as at the date of the Second A&R Agreement;

(iv)                              the granting of guarantees in accordance with the Finance Documents; and

(v)                                 the granting of any guarantee under the HYB Issue (subordinated on the terms of the Intercreditor Agreement) or the U.S. Private Placement, provided an equivalent guarantee is granted in favour of the Finance Parties in respect of the Obligors’ obligations under the Finance Documents.

(e)                                  The Company shall not, and shall procure that no member of the Group will repay or prepay any Financial Indebtedness permitted by this Agreement, prior to its scheduled maturity.

20.9                        Waterford Wedgwood GmbH

Waterford Wedgwood GmbH shall not carry on any business other than the business of acting as a holding company (as defined in section 736 of the Companies Act 1985) and no member of the Group other than Waterford Wedgwood GmbH shall own any shares in Rosenthal.

20.10                 Loans Out

(a)                                  Except as provided below, no member of the Group may be the creditor in respect of any Financial Indebtedness.

(b)                                 Paragraph (a) does not apply to:

(i)                                     trade credit extended by any member of the Group on normal commercial terms and in the ordinary course of its business;

(ii)                                  loans made by one Obligor to another Obligor;

(iii)                               loans made by a non-Obligor to another non-Obligor;

(iv)                              loans made by Obligors to non-Obligors and outstanding as at the date of this Agreement (as disclosed to the Agent prior to the Effective Date) and other loans and credit, provided that no more than euro 2,000,000 is outstanding in aggregate at any time with respect to those other loans; and

(v)                                 loans made by one Obligor to a non-Obligor, the proceeds of which are on-lent, within 24 hours of receipt, to a an Obligor, to facilitate tax beneficial structuring arrangements within the Group (that on-lending also being permitted).

(c)                                  The Company shall provide the Agent with details of inter-company balances outstanding within the Group, including details of amounts owing by Obligors to non-Obligors, such information to be provided at the same time as the information provided at the end of each financial quarter of the Company under Clause 18.2(a), (b) and (c) (Financial Information).

(d)                                 The Company shall procure that Security Interests are created over such of the inter-company balances as shall arise as shall be required by the Agent, acting on the instructions of the Majority Banks, such Security Interests to be in form and substance satisfactory to the Agent (acting on those instructions), acting reasonably.  The Agent may not require the creation of Security Interests, the creation of which would be unlawful.

20.11                 ERISA

No Obligor will, and such Obligor will procure that no subsidiary or ERISA Affiliate will:

(a)                                  fail to make payment when due of all amounts due as a contribution to any Plan; or

(b)                                 engage in any transaction in connection with which an Obligor or any subsidiary or ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to Section 502(I) of ERISA, a tax imposed by Section 4975 of the Code or breach of fiduciary duty liability damages, if, in any case, the failure to make such payment or such penalty, tax or liability, as the case may be, would have a material adverse effect on the ability of the Obligors to perform their obligations under the Finance Documents.

20.12                 U.S. Private Placement

(a)                                  Save as permitted in the Intercreditor Agreement, the Company will not amend or agree to amend the U.S. Private Placement documents in any way which is, or could be, in each case in the opinion of the Majority Banks, inconsistent with the terms of this Agreement or have a detrimental effect on the rights or remedies of the Finance Parties under the Finance Documents.

(b)                                 The Company will not make any voluntary prepayment of any instrument issued pursuant to the U.S. Private Placement.

20.13                 Intellectual property rights

(a)                                  Except as provided below, each member of the Group must:

(i)                                     make any registration and pay any fee or other amount which is necessary to keep the Intellectual Property Rights which are material to the business of any Obligor or Principal Subsidiary;

(ii)                                  record its interest in those Intellectual Property Rights;

(iii)                               take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights; and

(iv)                              not enter into licence arrangements in respect of those rights.

(b)                                 Paragraph (a) does not apply to:

(i)                                     licence arrangements entered into with members of the Group for so long as they remain members of the Group; or

(ii)                                  licence arrangements entered into on normal commercial terms and in the ordinary course of its business.

20.14                 Pension schemes

(a)                                  Each member of the Group must:

(i)                                     be in compliance in all material respects with any laws or contracts relating to any of its pension schemes; and

(ii)                                  maintain and fund its pension schemes to at least the extent required by local law and practice.

(b)                                 The Company will ensure that the UK Pension Scheme is not wound up or closed without the prior consent of the Agent (acting on the instructions of the Majority Banks).

(c)                                  The Company will ensure that the Agent is notified of the decision of The Irish Pensions Board of all decisions made with respect to the Irish Pension Schemes promptly after they are received.

20.15                 Mergers

No member of the Group may enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

20.16                 Access

(a)                                  Upon reasonable notice being given by the Agent, each member of the Group must allow any one or more representatives of the Agent and/or accountants or other professional advisers appointed by the Agent to have access during normal business hours to the assets, books and records of that member of the Group.

(b)                                 The Agent may not give notice under paragraph (a) above unless:

(i)                                     in the reasonable opinion of the Majority Banks a Default is outstanding or is likely to occur on the next testing of the financial covenants under Clause 19 (Financial Covenants); or

(ii)                                  a budget produced by the Company and provided to the Banks under Clause 18 (Information Covenants) is not, in relation to the amount of budgeted Excess Cashflow and/or inventory reduction, in substance satisfactory to the Banks (acting reasonably).

(c)                                  The Company will indemnify the Banks for the reasonable costs of any accountants and/or professional advisers appointed by the Agent pursuant to this Clause.

20.17                 Bank accounts and investments

(a)                                  No Obligor will, and each Obligor will procure that none of its Subsidiaries will, open or maintain any account with any branch of any bank or other financial institution providing like services unless such branch and bank or financial institution shall be a Finance Party.

(b)                                 No Obligor will, and each Obligor will procure that none of its Subsidiaries will invest surplus cash other than:

(i)                                     in cash deposits held by any Finance Party; or

(ii)                                  in Consolidated Cash or Cash Equivalents subject to a fixed Security Interest in favour of the Security Trustee.

This shall not, however, prevent Subsidiaries of the Company from depositing surplus cash with banks, which are not Finance Parties, provided that the aggregate amount as deposited at any time by all such Subsidiaries does not exceed euro 15,000,000 (or its equivalent) and each such bank has a credit rating for its long term unsecured debt of at least BBB by Standard & Poors or its equivalent by another rating agency.

20.18                 Insurance

(a)                                  Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

(b)                                 Without prejudice to paragraph (a) above, any insurance with respect to an asset must cover the replacement value of the relevant asset.  This means the total cost of entirely rebuilding, reinstating or replacing the asset if it is completely lost or destroyed.

(c)                                  The Company will notify the Agent promptly on becoming aware of any claim in excess of euro 1,000,000 by any Obligor under an insurance policy referred to in paragraph (a) above.

20.19                 Presentations

Once in each financial year, the Company must, if requested to do so by the Agent, give a presentation to the Finance Parties on reasonable notice regarding:

(a)                                  the on-going business and financial performance of the Group; and

(b)                                 any other matter which a Finance Party reasonably requests.

20.20                 Share capital

The Company:

(a)                                  will procure that all shares issued by any member of the Group which are secured under Security Documents are fully paid-up; and

(b)                                 will procure that no shares in its capital, or in the capital of any other member of the Group, are redeemed or purchased by any member of the Group.

20.21                 Subordinated debt

Except as permitted by the Intercreditor Agreement, the Company may not (and will ensure that no other member of the Group will) pay, repay or prepay (whether in cash or in kind) or otherwise redeem, discharge or purchase any amount of principal (or capitalised interest) on, or pay any interest fee or charge accrued or due outstanding under the HYB Issue.

20.22                 Auditors and year end

(a)                                  The Company may not replace its auditors without the prior written consent of the Agent.

(b)                                 The Company must not change its financial year-end from 31st March without the prior written consent of the Agent.

20.23                 Dividends

(a)                                  Except as permitted below (and subject to Clause 20.25(b) (Increase in share capital)), the Company and WWUK may not declare, make or pay any dividend (or interest on any unpaid dividend) charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital).

(b)                                 Subject to paragraph (c) below the Company (or WWUK on its behalf) may declare a dividend for the financial year ending 31st March, 2004 of a maximum aggregate sum of m9,400,000 provided that Consolidated EBITDA for that financial year is greater than or equal to m90,000,000.

(c)                                  To the extent that Consolidated EBITDA for the financial year ended 31st March, 2004 is less than m90,000,000, the maximum aggregate amount of dividends permitted to be paid by the Company in respect of that financial year shall be reduced by an amount equal to the sum by which Consolidated EBITDA for such period is less than m90,000,000.

(d)                                 The Company may declare a dividend for financial years ending on or after 31st March, 2005 limited in amount to that part of Excess Cashflow not required to be applied in prepayment under Clause 8.7 (Mandatory prepayment - Excess Cashflow) provided:

(i)                                     such dividend does not constitute more than 66.66 per cent. of profit after tax and minorities for that financial year;

(ii)                                  two authorised signatories of the Company confirm as the basis of projections provided to the Banks that payment of such dividend would not give rise to a breach of Clauses 19.3 (Gearing) to 19.7 (Cashflow to Total Debt Service) (inclusive) in the 12 month period from the date of payment of the proposed dividend; and

(iii)                               at the time of declaration and of payment of the proposed dividend, the amount of Total Consolidated Borrowings is not higher than the level of Total Consolidated Borrowings as at 30th September, 2003 (being μ429,900,000) adjusted by taking into account the effect of the HYB Issue and the Rights Issue, as if they were both funded on 30th September 2003

(e)                                  Any interim dividend may be paid by the Company but only if a full year dividend payment is projected to be made and if such interim dividend is not of an amount greater than 33 per cent of the projected full year dividend payment.

20.24                 Recruitment/Salary review

(a)                                  The Company shall within 6 months of the date of this Agreement procure the recruitment of an additional person with responsibility for cashflows forecasting to work within the Company’s treasury function and an additional person with responsibility for analysing and challenging divisional information, each on permanent employment contracts and each to work within the Company’s group finance, such appointments to be to the satisfaction of the Agent

(b)                                 Together with the reforecast of the budget accompanying financial statements as at the end of the third quarter of each of its financial years, the Company will notify each of the Banks the level of anticipated bonus forecast to be payable to each of its executive directors with respect to that financial year.  Each Bank may comment on the anticipated level of bonuses, and on individual bonuses to the Company through the Agent.

20.25                 Increase in share capital

(a)                                  The Company will within 12 months of the date of this Agreement request shareholder approval for an increase in its authorised ordinary share capital in an amount of 500,000,000 ordinary shares at a par value of euro 0.06.

(b)                                 If the shareholders of the Company do not approve the increase in share capital referred to in paragraph (a) above, the dividend which the Company is permitted to pay shall be reduced by an amount equal to the scrip dividend paid in the financial year ended 31st March, 2003.

20.26                 Conditions subsequent

The Company shall ensure that (or, where indicated in the Conditions Precedent Document, shall use reasonable endeavours to ensure that) no later than 30 days after the Effective Date each of the documentary conditions subsequent listed in Clause 4 of the Conditions Precedent Document (Conditions subsequent) are provided to the Agent in form and substance satisfactory to the Agent (acting on the instructions of the Majority Banks).  The Agent shall notify the Company and the Banks as soon as reasonably practicable after receipt of those documents.

21.                               DEFAULT

21.1                        Events of Default

Each of the events set out in Clauses 21.2 (Non-Payment) to 21.21 (Material adverse change) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

In this Clause 21, a reference to the Obligors includes the Security Providers.

21.2                        Non-payment

(a)                                  An Obligor does not pay on the due date any amount of interest, principal or fee payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and, if the failure to pay is due solely to administrative error (whether by that Obligor or a bank involved in transferring funds to the Agent) the failure to pay is not remedied within two Business Days after the earlier of:

(i)                                     that Obligor becoming aware of the failure; and

(ii)                                  the Agent giving notice to that Obligor requiring the failure to be remedied.

(b)                                 An Obligor does not pay on the due date any amount (other than any amount referred to in paragraph (a) above) payable by it under the Finance Documents at the place and in the currency in which it is expressed to be payable and the failure to pay is not remedied within three Business Days of the Agent giving notice to the Company requiring the failure to be remedied.

21.3                        Breach of other obligations

(a)                                  The Company fails to comply with any provision of Clauses 17.10 (Pari passu ranking), 20.3 (Negative pledge), 20.6 (Change of business) to 20.9 (Waterford Wedgwood GmbH) (inclusive) or 19 (Financial covenants).

(b)                                 An Obligor fails to comply with any provision of the Finance Documents (other than those referred to in Clause 21.2 (Non-payment) or paragraph (a) above) and, if that failure is capable of remedy, the failure is not remedied within 21 days of the Agent giving notice to the Company requiring the failure to be remedied.

21.4                        Misrepresentation

A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated.

21.5                        Cross-default

(a)                                  Any Financial Indebtedness of any Obligor is not paid when due or within any originally agreed applicable grace period; or

(b)                                 any Financial Indebtedness of any Obligor becomes prematurely due and payable or is placed on demand (or becomes capable of being declared prematurely due and payable or being placed on demand) as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness, in circumstances where the aggregate amount of Financial Indebtedness under paragraphs (a) and/or (b) above exceeds euro 1,000,000 (or its equivalent in other currencies).

21.6                        Insolvency

(a)                                  An Obligor is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent, or admits inability to pay its debts as they fall due or is impendingly illiquid (drohend zahlugnsunfähig) or is overindebted (überschuldet); or

(b)                                 an Obligor suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c)                                  an Obligor, by reason of financial difficulties, proposes, agrees to or suffers the readjustment or rescheduling of all or any substantial part of its indebtedness or all or any substantial part of any class of its indebtedness.

21.7                        Insolvency proceedings

(a)                                  An Obligor proposes, agrees to or suffers a moratorium, composition, assignment or arrangement with any of its creditors in respect of all or any substantial part of its indebtedness or all or any substantial part of any class of its indebtedness; or

(b)                                 a meeting of an Obligor’s shareholders, directors or other officers (or a similar meeting of a Related Company to an Obligor) is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up or its administration or for the appointment of an examiner in Ireland or any such resolution is passed save for the purposes of a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved in writing in advance by the Majority Banks; or

(c)                                  any person presents a petition or files documents with a court or any registrar for the administration of any Obligor or for the appointment of an examiner in Ireland to any Obligor or any order for the administration of any Obligor or for the appointment of an examiner in Ireland to any Obligor or Related Company to an Obligor is made; or

(d)                                 any person presents a petition for the winding-up of any Obligor which is not vexatious or frivolous and in any event, is not discharged within 21 days of service of the petition on the relevant Obligor save for the purposes of a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved in writing in advance by the Majority Banks; or

(e)                                  any order for the winding-up of any Obligor is made save for the purposes of a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved in writing in advance by the Majority Banks; or

(f)                                    any Obligor makes a general assignment for the benefit of creditors; or

(g)                                 any Obligor commences a voluntary case or proceeding under the United States Bankruptcy Code of 1978, or under any other United States Federal or State bankruptcy, insolvency or other similar law (collectively U.S. Bankruptcy laws); or

(h)                                 an involuntary case under any U.S. Bankruptcy law is commenced against any Obligor and the petition is not controverted within 30 days and is not dismissed or stayed within 90 days after commencement of the case.

21.8                        Appointment of receivers and managers

(a)                                  Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner in Ireland or similar officer is appointed in respect of any Obligor or any part of its assets, save for the purposes of a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved in writing in advance by the Majority Banks; or

(b)                                 the directors of an Obligor request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner in Ireland or similar officer, save for the purposes of a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved in writing in advance by the Majority Banks; or

(c)                                  any other steps are taken to enforce any Security Interest over any part of the assets of any Obligor securing indebtedness of that Obligor in an aggregate amount exceeding euro

2,000,000 (or its equivalent in other currencies), unless that enforcement is being contested in good faith by appropriate proceedings and that indebtedness is discharged within 21 days; or

(d)                                 a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any U.S. Bankruptcy Law for or takes charge of, all or a substantial part of the property of any Obligor.

21.9                        Creditors’ process

Any attachment, sequestration, distress or execution affects any asset of any Obligor in relation to any debt in excess of euro 750,000 (or its equivalent in other currencies) and, in the case of any debt in aggregate of less than euro 4,000,000 (or its equivalent in other currencies) only, is not discharged within 21 days.

21.10                 Analogous proceedings

There occurs, in relation to an Obligor any event anywhere which is analogous to or has a substantially similar effect to any event specified in Clauses 21.6 (Insolvency) to 21.9 (Creditors’ process) (inclusive).

21.11                 Cessation of business

An Obligor ceases, or threatens to cease, to carry on all or a substantial part of its business, save for the purposes of a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved in writing in advance by the Majority Banks or by means of a disposal permitted by this Agreement.

21.12                 Unlawfulness

(a)                                  It is or becomes unlawful for any Obligor to perform any of its material obligations under the Finance Documents.

(b)                                 Any Finance Document is not or ceases to be effective or is alleged by an Obligor to be ineffective for any reason.

(c)                                  An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.13                 Guarantee

The guarantee of any Guarantor is not effective or is alleged by an Obligor to be ineffective for any reason.

21.14                 Ownership of the Obligors

Any Obligor (other than the Company) is not or ceases to be a wholly owned Subsidiary of the Company unless it ceases to be a wholly owned subsidiary as a result of a disposal permitted pursuant to this Agreement.

21.15                 Litigation

Any litigation, arbitration or administrative proceedings is commenced or, to any Obligor’s knowledge, is pending or threatened against it, which is likely to be adversely determined and, if adversely determined, would be reasonably likely to have a material adverse effect on the ability of any Obligor to perform its obligations under the Finance Documents.

21.16                 Environmental matters

Any Obligor fails to comply with any applicable Environmental Law or Environmental Licence and that failure to comply would be reasonably likely to have a material adverse effect on the ability of any Obligor to perform its obligations under the Finance Documents.

21.17                 Audit qualification

The auditors of the Company qualify their report on any audited consolidated accounts of the Company in any manner which, in the opinion of the Majority Banks, is material in the context of the Finance Documents and the transactions contemplated thereby.

21.18                 Expropriation

The authority or ability of any Obligor to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention or other action by or on behalf of any governmental, regulatory or other authority or other person.

21.19                 Effectiveness of transaction documents

(a)                                  The Intercreditor Agreement is, in any material respect, invalid, unenforceable or ineffective or is alleged by an Obligor or any other party to it (other than a Finance Party) to be, in any material respect, invalid, unenforceable or ineffective for any reason or any subordination arrangement contained in the Intercreditor Agreement or the indenture for the HYB Issue becomes or is alleged by an Obligor or any other party to it (other than a Finance Party) to be ineffective in accordance with its terms, in any material respect.

(b)                                 A Security Document does not create Security Interests over the assets over which it purports to create them, in any material respect.

(c)                                  An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.20                 ERISA

Any Obligor or ERISA Affiliate fails to pay when due any amount which it is required to pay under ERISA (including, without limitation, the amount of any contributions required under any Plan or to meet the minimum funding standard set forth in ERISA with respect to the Plans) and such amount or such amount when aggregated with any other such amounts, exceeds U.S.$1,000,000.

21.21                 Material adverse change

Any event or series of events occurs which would be reasonably likely to have a material adverse effect on the ability of any Obligor to perform its obligations under the Finance Documents.

21.22                 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Banks, by notice to the Company:

(a)                                  cancel the Total Commitments; and/or

(b)                                 demand that all or part of the Loans, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                  demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand.

22.                               THE AGENT AND THE ARRANGERS

22.1                        Appointment and duties of the Agent

Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents, and irrevocably authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions.  The Agent shall have only those duties which are expressly specified in this Agreement.  Those duties are solely of a mechanical and administrative nature.

22.2                        Role of the Arrangers and of the Co-ordinators

Except as otherwise provided in this Agreement or (in the case of the Co-ordinators) as specifically agreed by the Co-ordinators, no Arranger or Co-ordinator has any obligations of any kind to any other Party under or in connection with any Finance Document.

22.3                        Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only.  Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or (unless otherwise expressly specified in this Agreement) be liable to account for interest on those moneys.

22.4                        Majority Banks’ directions

The Agent will be fully protected if it acts in accordance with the instructions of the Majority RCF Banks or, as provided in the Finance Documents, the Majority Banks or all the Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents.  Any such instructions given by the Majority RCF Banks or Majority Banks will be binding on all the RCF Banks or Banks (as the case may be).  In the absence of such instructions, the Agent may act as it considers to be in the best interests of all the Banks (having consulted with as many of them as practicable in the circumstances).

22.5                        Delegation

The Agent may act under the Finance Documents through its personnel and agents.

22.6                        Responsibility for documentation

Neither the Agent nor any Arranger is responsible to any other Party for:

(a)                                  the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)                                 the collectability of amounts payable under any Finance Document; or

(c)                                  the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

22.7                        Default

(a)                                  The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(b)                                 The Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

22.8                        Exoneration

(a)                                  Without limiting paragraph (b) below, the Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                 No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

22.9                        Reliance

The Agent may:

(a)                                  rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)                                 rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)                                  engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Party other than the Agent).

22.10                 Credit approval and appraisal

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

(a)                                  has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with this participation in its Agreement and has not relied exclusively on any information provided to it by the Agent or any Arranger in connection with any Finance Document; and

(b)                                 will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

22.11                 Information

(a)                                  The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)                                 The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clause 5 (Conditions Precedent), 29.4 (Additional Borrowers) or 29.6 (Guarantor cover) upon the request and at the expense of that Bank.

(c)                                  Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)                                 Except as provided above, the Agent has no duty:

(i)                                     either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of any Obligor or any related entity of any Obligor whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

(ii)                                  unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from any Obligor.

22.12                 The Agent and the Arrangers individually

(a)                                  If it is also a Bank, each of the Agent, each Arranger and each Co-ordinator has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent or an Arranger.

(b)                                 Each of the Agent, each Arranger and each Co-ordinator may:

(i)                                     carry on any business with an Obligor or its related entities;

(ii)                                  act as agent or trustee for, or in relation to any financing involving, an Obligor or its related entities; and

(iii)                               retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(c)                                  If it is also a Bank, any reference in the Finance Documents to the Agent means the agency department of the Agent specifically responsible for acting as Agent under and in connection with the Finance Documents, as referred to in Clause 35 (Notices).  In acting as Agent, the agency department will be treated as a separate entity from any other department or division of the Bank concerned.  Without limiting the above, the Agent will not be deemed to have notice of a document, information, fact, matter or thing in the possession or knowledge of any other department or division of that Bank.

22.13                 Indemnities

(a)                                  Without limiting the liability of any Obligor under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent and each Co-ordinator for its proportion of any liability or loss (including non-payment by the Company of any fee payable by it) reasonably incurred by the Agent or a Co-ordinator in any way relating to or arising out of its acting as the Agent or Co-ordinator, as the case may be, except to the extent that the liability or loss arises directly from the Agent’s or that Co-ordinator’s gross negligence or wilful misconduct.

(b)                                 A Bank’s proportion of the liability or loss set out in paragraph (a) above is the proportion which its participation in the Loans (if any) bear to all the Loans on the date of the demand. If, however, there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c)                                  The Company shall forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above in respect of any liability or loss incurred by the Agent or the Co-ordinator in respect of which the Company is otherwise obliged to reimburse the Agent or the Co-ordinator under the terms of this Agreement.

22.14                 Compliance

(a)                                  The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)                                 Without limiting paragraph (a) above, the Agent need not disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

22.15                 Resignation of Agent

(a)                                  Notwithstanding its irrevocable appointment:

(i)                                     the Agent may resign by giving notice to the Banks and the Company, in which case the Agent may (after consultation with the Company) forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Banks may (after consultation with the Company) appoint a successor Agent; or

(ii)                                  the Majority Banks may agree to remove the Agent, by giving not less than 30 days’ notice to the Agent and the Company, specifying a successor Agent.

(b)                                 If the appointment of a successor Agent is to be made by the Majority Banks but they have not, within 30 days after the notice referred to in paragraph (a) above, appointed a successor Agent which accepts the appointment, the retiring Agent may (after consultation with the Company) appoint as successor Agent another Bank or any other reputable bank or financial institution with an office in London or Dublin.

(c)                                  The resignation of the retiring Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts the appointment.  On giving the notification, the successor Agent will succeed to the position of the retiring Agent and the term Agent will mean the successor Agent.

(d)                                 The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e)                                  Upon its resignation becoming effective, this Clause 22 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent, and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document.

22.16                 Banks

The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Bank to the contrary by not less than 5 Business Days prior to the relevant payment.

23.                               FEES

23.1                        Commitment fee

(a)                                  The Company shall pay to the Agent for each RCF Bank, and shall pay to each Bilateral Bank for itself, a commitment fee computed at the relevant rate of 50 per cent. of the Margin on the undrawn, uncancelled amount of that Bank’s RCF Commitment or (as appropriate) Bilateral Commitment during the period from the date of this Agreement up to and including the Final Maturity Date.  For the purpose of this paragraph (a), Loans and are taken at their Original Euro Amount, and utilisations under the Bilateral Facilities at their Euro Equivalent.

(b)                                 Accrued commitment fee is payable quarterly in arrear.  Accrued commitment fee is also payable to the Agent for the relevant Bank(s) on the cancelled amount of its Commitment at the time the cancellation takes effect.

(c)                                  No commitment fee is payable for the period of time during a Clean-down Period with respect solely to the amounts which cannot be drawn for clean down purposes.

23.2                        Agent’s fee

The Company shall pay to the Agent for its own account an agency fee in the amount and manner agreed in the Agency Fee Letter.

23.3                        VAT

Any fee referred to in this Clause 23 is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee.  If any value added tax or other tax is so chargeable, it shall be paid by the Company at the same time as it pays the relevant fee.

24.                               EXPENSES

24.1                        Initial and special costs

The Company shall forthwith on demand pay the Agent, the Arrangers and the Co-ordinator the amount of all costs and expenses (including legal fees) properly incurred by any of them in connection with:

(a)                                  the negotiation, preparation, syndication, printing and execution of:

(i)                                     this Agreement and any other documents referred to in this Agreement;

(ii)                                  any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement; and

(b)                                 any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document.

24.2                        Enforcement costs

(a)                                  The Company shall forthwith on demand pay to the Agent the amount of all costs and expenses (including legal fees) incurred by it in investigating any Event of Default which is outstanding or which is shown by those investigations to have been outstanding.

(b)                                 The Company shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

25.                               STAMP DUTIES

The Company shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document (excluding, for the avoidance of doubt, any assignment or transfer under Clause 29 (Changes to the Parties)).

26.                               INDEMNITIES AND BREAK COSTS

26.1                        Currency indemnity

(a)                                  If a Finance Party receives an amount in respect of an Obligor’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)                                     that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)                                  if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)                               the Obligor shall pay to the Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.

(b)                                 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

26.2                        Other indemnities

The Company shall forthwith on demand by a Finance Party made through the Agent (accompanied by reasonable details of the amount of the loss or liability and the basis of the claim) indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)                                  the occurrence of any Default;

(b)                                 a change in the currency of a country or the operation of Clause 2.4 (Change of currency) or the operation of Clause 21.22 (Acceleration) or Clause 32 (Pro Rata Sharing);

(c)                                  any payment of principal or an overdue amount being received from any source otherwise than on its Repayment Date and, for the purposes of this paragraph (c), the Repayment Date of an overdue amount is the last day of each Designated Term (as defined in Clause 9.3 (Default interest));

(d)                                 (other than by reason of negligence or default by a Finance Party) a Loan not being made after the Borrower has delivered a Request for that Loan; or

(e)                                  any actual or alleged breach by any member of the Group of any Environmental Law or Environmental Licence, where such loss or liability is incurred by that Finance Party as a direct consequence of it being a party to a Finance Document and would not have been so incurred by such Finance Party if it had not been such a party.

The Company’s liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

26.3                        Break Costs

(a)                                  Each Obligor must pay to each RCF Bank its Break Costs (if any) if a Loan is prepaid by it on a date other than the last day of its Term.

(b)                                 Break Costs are the amount (if any) determined by the relevant RCF Bank by which:

(i)                                     the interest (excluding the Margin) which that RCF Bank would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)                                  the amount which that RCF Bank would be able to obtain by placing an amount equal to the amount received by it on deposit with a lending bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)                                  Each RCF Bank must supply to the Agent for the relevant Obligor details of the amount of any Break Costs claimed by it under this Subclause.

27.                               EVIDENCE AND CALCULATIONS

27.1                        Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate, in the absence of manifest error.

27.2                        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

27.3                        Calculations

Interest (including any applicable Mandatory Cost) and the fee payable under Clause 23.2 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days, or, in the case of an amount denominated in Sterling, 365 days.

28.                               AMENDMENTS AND WAIVERS

28.1                        Procedure

(a)                                  Subject to Clause 28.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Banks.  The Agent may effect, on behalf of the Finance Parties, an amendment to which the Majority Banks or the Banks have agreed.

(b)                                 The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

(c)                                  The Company may effect, as agent of any Obligor, any amendment or waiver to any term of the Finance Documents.

28.2                        Exceptions

An amendment or waiver which relates to:

(a)                                  the definition of Majority Banks in Clause 1.1 (Definitions);

(b)                                 an extension of the date for, or a decrease in an amount or a change in the currency of, any payment to that Bank under the Finance Documents;

(c)                                  an increase in that Bank’s Commitment;

(d)                                 Clauses 8.4 (Mandatory prepayment and cancellation on change of ownership) to 8.7 (Mandatory prepayment - Excess Cashflow) (inclusive), but save as expressly provided in any such clause;

(e)                                  Clause 17.6 (No default) and 17.8(a)(ii) (Financial information);

(f)                                    Clause 18 (Information Covenants); and

(g)                                 Clause 20.20 (Share capital) and 20.23 (Dividends);

(h)                                 Clause 20.7 (Acquisitions);

(i)                                     the incorporation of additional borrowers or a change in the Guarantors otherwise than in accordance with Clauses 29.5 (Additional Borrowers) or 29.6 (Guarantor cover);

(j)                                     a term of a Finance Document which expressly requires the consent of that Bank; or

(k)                                  Clause 32 (Pro Rata Sharing) or this Clause 28 (Amendments and Waivers),

requires the approval of all the Banks.

An amendment or waiver which relates to the terms of a Bilateral Facility provided by a Bank may not be made without the consent of that Bank save when those terms are common to the terms of this Agreement and may be amended by the Majority Banks.

28.3                        Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)                                  may be exercised as often as necessary;

(b)                                 are cumulative and not exclusive of its rights under the general law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

28.4                        Most favoured lenders

If at any time any of the Obligors (or any other Restricted Entities, as defined in the U.S. Private Placement) enters into, or is party to, an agreement involving the incurrence of Financial Indebtedness which contains events of default differing in any substantive respect from those set out in Clause 21 (Default) or undertakings differing in any substantive respects from those in Clause 17 (Representations and warranties) or any other covenants and/or events of default limiting the ability of the Obligors (or any other Restricted Entities, as defined in the U.S. Private Placement) to incur Financial Indebtedness (or make any amendment, supplement or other modification to any such covenants and/or events of default or to the related definitions in any agreement), then promptly after entering into any such agreement or making such amendment, supplement or other modification, the Company shall:

(a)                                  provide a copy of such covenants and/or events of default (including amended covenants and/or events of default) and all related provisions and definitions to the Agent; and

(b)                                 offer to modify this Agreement to incorporate any or all of such covenants and/or events of default (including any applicable grace period) and related provisions and definitions.

If within 30 Business Days following receipt of such copies and notice, the Majority Banks notify the Company that they wish to modify this Agreement to incorporate any or all of such covenants and/or events of default and related provisions and definitions, then the Company and the Majority Banks shall negotiate in good faith to so amend this Agreement.

If within 30 Business Days after receipt by the Company of such notification from the Majority Banks, the Company and the Majority Banks have not reached agreement on such amendment, then this Agreement shall be deemed to have been amended through the addition of such additional covenants and/or events of default and related provisions and definitions as requested by Majority Banks which reflect such events of default or undertakings and the remaining provisions of this Agreement shall remain unamended.

29.                               CHANGES TO THE PARTIES

29.1                        Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

29.2                        Transfers by RCF Banks

(a)                                  A Bank (the Existing RCF Bank) may (with five Business Days notice to the Company, specifying the price at which it is seeking to transfer its rights, but not the identity of the transferee) at any time assign, transfer or novate any of its Commitment and/or rights and/or obligations under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities, or other financial assets (the New RCF Bank).

The Company will keep confidential the fact of, and the details of, any notice received from a Bank under the previous paragraph (save with the consent of the Bank concerned).

(b)                                 A transfer of obligations will be effective only if either:

(i)                                     the obligations are novated in accordance with Clause 29.3 (Procedure for novations); or

(ii)                                  the New RCF Bank confirms to the Agent and the Company that it undertakes to be bound by the terms of this Agreement as a RCF Bank in form and substance satisfactory to the Agent.  On the transfer becoming effective in this manner the Existing RCF Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New RCF Bank.

(c)                                  Nothing in this Agreement restricts the ability of a RCF Bank to sub-contract an obligation if that RCF Bank remains liable under this Agreement for that obligation.

(d)                                 On each occasion an Existing RCF Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement, the New RCF Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of euro 1,750.

(e)                                  An Existing RCF Bank is not responsible to a New RCF Bank for:

(i)                                     the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)                                  the collectability of amounts payable under any Finance Document; or

(iii)                               the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(f)                                    Each New RCF Bank confirms to the Existing RCF Bank and the other Finance Parties that it:

(i)                                     has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing RCF Bank in connection with any Finance Document; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(g)                                 Nothing in any Finance Document obliges an Existing RCF Bank to:

(i)                                     accept a re-transfer from a New RCF Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause 29.2; or

(ii)                                  support any losses incurred by the New RCF Bank by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.

(h)                                 Any reference in this Agreement to a RCF Bank includes a New RCF Bank, but excludes a RCF Bank if no amount is or may be owed to or by that RCF Bank under this Agreement and its Commitment has been cancelled or reduced to nil.

(i)                                     If:

(A)                              any assignment, transfer or novation of all or any part of the rights of obligations of a RCF Bank under this Clause 29.2; or

(B)                                any change in a RCF Bank’s Facility Office,

occurs without the consent of the Company (whether or not that consent is required for the assignment, transfer or novation) and would result, as a result of laws or regulations in force or the subject of a formal government proposal at that time, on the occasion of any subsequent payment to that RCF Bank under this Agreement in any additional amount being required to be paid by the Company under Clauses 12 (Taxes), 14 (Increased Costs) or 15 (Illegality), then the New RCF Bank or RCF Bank (acting through its new Facility Office) will be entitled to receive any such amount only to the extent that the Existing RCF Bank or RCF Bank (acting through its old Facility Office) would have been so entitled had there been no assignment, transfer, novation or change in Facility Office.

29.3                        Procedure for novations

(a)                                  A novation is effected if:

(i)                                     the Existing RCF Bank and the New RCF Bank deliver to the Agent a duly completed certificate, substantially in the form of Part 1 of Schedule 5 (a Novation Certificate); and

(ii)                                  the Agent executes it (which it must do promptly upon receipt).

(b)                                 Each Party (other than the Existing RCF Bank and the New RCF Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

(c)                                  To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)                                     the Existing RCF Bank and the other Parties ( the existing Parties) will be released from their obligations to each other (the discharged obligations);

(ii)                                  the New RCF Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New RCF Bank instead of the Existing RCF Bank;

(iii)                               the rights of the Existing RCF Bank against the existing Parties and vice versa (the discharged rights) will be cancelled; and

(iv)                              the New RCF Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New RCF Bank instead of the Existing RCF Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

29.4                        Transfer of Bilateral Commitments

(a)                                  A Bilateral Bank (the Existing Bilateral Bank) may at any time novate any of its Bilateral Commitment and/or rights and/or obligations under its Bilateral Facility to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities, or other financial assets (the New Bilateral Bank).  The same notice provisions as are applicable to a transfer under the RCF Facility, as set out in Clause 29.2(a), apply to a transfer by a Bilateral Bank mutatis mutandis.

(b)                                 A transfer of obligations will be effective only if the New Bilateral Bank confirms to the Agent and the Company that it undertakes to be bound by the terms of this Agreement as a Bilateral Bank in form and substance satisfactory to the Agent.  On the transfer becoming effective in this manner the Existing Bilateral Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New RCF Bank.

(c)                                  The Company may effect, as agent of any Obligor, any acknowledgement of a novation pursuant to this Clause 29.4.

(d)                                 The Agent may effect any acknowledgement of a novation pursuant to this Clause 29.4 on behalf of the Banks.

(e)                                  A Bilateral Bank may (by agreement with the Company, and the Agent) arrange for another Bank to provide a Bilateral Facility provided by it, in which case, that Bilateral Bank’s Bilateral Commitment (to the extent replaced) shall be converted into RCF Commitment, and an amount of the RCF Commitment of that other Bank will be converted into Bilateral Commitment.

(f)                                    A fee is payable to the Agent by the transferee under this Clause 29.4 in the amount of euro 1,750, payable on the date of transfer.

29.5                        Additional Borrowers

(a)                                  If the Company wishes one of its wholly-owned Subsidiaries to become an Additional Borrower, then it may (after prior consultation with the Agent and, in the case of a Subsidiary not wholly-owned by the Company with the prior agreement of all the Banks) deliver to the Agent the documents listed in Part 3 of Schedule 2.

(b)                                 On delivery of a Borrower Accession Agreement, executed by the relevant Subsidiary and the Company, the Subsidiary concerned will become an Additional Borrower.  However, it may not utilise the Revolving Credit Facility until the Agent confirms to the other Finance Parties and the Company that it has received all the documents referred to in paragraph (a) above in form and substance satisfactory to it.

(c)                                  Delivery of a Borrower Accession Agreement, executed by the Subsidiary and the Company, constitutes confirmation by that Subsidiary and the Company that the representations and warranties set out in Clause 17 (Representations and Warranties) and to be made by them on the date of the Borrower Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

29.6                        Guarantor cover

(a)                                  Subject to paragraph (b) below, the Company shall procure that:

(i)                                     at all times, the aggregate gross assets of the Guarantors and the aggregate EBITDA of the Guarantors (without double-counting and excluding any debts and dividends due from any member of the Group to that Guarantor and any shares of any member of the Group owned by that Guarantor) exceed 90 per cent, of the gross assets of the Group (other than Rosenthal and its Subsidiaries) and 90 per cent. of the Consolidated EBITDA of the Group (other than Rosenthal and its Subsidiaries) respectively (if necessary by procuring that a Subsidiary delivers to the Agent a Guarantor Accession Agreement duly executed by that Subsidiary); and

(ii)                                  each company which becomes a Principal Subsidiary after the date of this Agreement becomes a Guarantor by delivering to the Agent a Guarantor Accession Agreement duly executed by that Principal Subsidiary.

(b)                                 For the purposes of paragraph (a) above, the gross EBITDA assets and EBITDA of each Guarantor and the Group shall be calculated by reference to its latest audited or last annual accounts (consolidated in the case of the Group).

(c)                                  Upon execution and delivery of a Guarantor Accession Agreement by a Subsidiary that Subsidiary will become an Additional Guarantor.

(d)                                 The Company shall procure that, at the same time as a Guarantor Accession Agreement is delivered to the Agent, there is also delivered to the Agent all those other documents listed in Part 4 of Schedule 2, in each case in form and substance satisfactory to the Agent.

(e)                                  If the Company demonstrates to the satisfaction of the Agent that it is unlawful for the Company to comply with its obligations under paragraph (a) above, the Company shall only be obliged so to comply within 14 days after it becomes legal to do so.

(f)                                    The execution of a Guarantor Accession Agreement constitutes confirmation by the Subsidiary that the representations and warranties set out in Clause 17 (Representations and Warranties) to be made by it on the date of the Guarantor Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

29.7                        Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be one of the Banks, the Agent shall (in consultation with the Company) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

29.8                        Register

The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

30.                               DISCLOSURE OF INFORMATION

(a)                                  Each Finance Party may disclose to any of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to the Finance Documents:

(i)                                     a copy of any Finance Document; and

(ii)                                  any information which that Finance Party has acquired under or in connection with any Finance Document,

but only if, in the case of confidential information, the relevant recipient has undertaken to keep that information confidential in accordance with the terms of paragraph (b) below.

(b)                                 Each Finance Party shall keep confidential all confidential information relating to any member of the Group which is received by it under any Finance Document, unless:

(i)                                     the information is or becomes public knowledge otherwise than as a result of the default of that Finance Party;

(ii)                                  the Finance Party is required to disclose the information pursuant to any law or regulation;

(iii)                               the Finance Party needs to disclose the information for the protection or enforcement of any of its rights under the Finance Documents;

(iv)                              the disclosure is to those of its officers and employees who reasonably need to have the information in connection with the Finance Documents; or

(v)                                 the disclosure of any such information is to its lawyers, auditors or other professional advisers.

31.                               SET-OFF

(a)                                  A Finance Party may set off any matured obligation owed by an Obligor under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation (subject to the foreign exchange controls of the relevant jurisdictions).  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.  If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.  Nothing in this Clause 31 shall be effective to create a charge.

(b)                                 A Finance Party which exercises any set-off under paragraph (a) above shall, as soon as practicable thereafter, notify the Company.

32.                               PRO RATA SHARING

32.1                        Redistribution

If any amount owing by an Obligor under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 11 (Payments) (a recovery), then:

(a)                                  the recovering Finance Party shall, within 3 Business Days, notify details of the recovery to the Agent;

(b)                                 the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 11 (Payments);

(c)                                  subject to Clause 32.3 (Exception), the recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the redistribution) equal to the excess;

(d)                                 the Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 11 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 11.7 (Partial payments); and

(e)                                  after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

32.2                        Reversal of redistribution

If under Clause 32.1 (Redistribution):

(a)                                  a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b)                                 the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within 3 Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party.  Thereupon, the subrogation in Clause 32.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

32.3                        Exception

A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 32.1(e) (Redistribution).

33.                               SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)                                  the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)                                 the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

34.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

35.                               NOTICES

35.1                        Giving of notices

All notices or other communications under, or in connection with, this Agreement shall be given in writing or facsimile. Any such notice will be deemed to be given as follows:

(a)                                  if in writing, when left at the address required by Clause 35.2 (Addresses for notices) or within five Business Days after being put in the post (by airmail if to another country) postage prepaid and addressed to that address; and

(b)                                 if by facsimile, when sent, provided that the Party sending the fax shall have received a transmission report.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

35.2                        Addresses for notices

(a)                                  The address and facsimile number of each Party (other than each Obligor and the Agent) for all notices under or in connection with this Agreement are:

(i)                                     that notified by that Party for this purpose to the Agent on or before it becomes a Party; or

(ii)                                  any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

(b)                                 The address and facsimile number of the Agent are:

Bank of Ireland

Corporate Banking

Lower Baggot Street

Dublin 2

Ireland

Facsimile:	00 3531 618 7489

Attention:	Angela Conlan – Loans Administration

with a copy to:

Facsimile:	00 3531 604 3079

Attention:	Gerry Burke / Dara Moloney – Corporate Lending

or such other as the Agent may notify to the other Parties by not less than 5 Business Days’ notice.

(c)                                  The address and facsimile number of the Company are:

Waterford Wedgwood plc

1-2 Upper Hatch Street

Dublin 2

Ireland

Facsimile:	00 3531 478 4863

Attention:	Company Secretary

The address and facsimile number of WWUK (and any other Subsidiary of the Company) are:

Waterford Wedgwood U.K. plc
Barlaston
Stoke-on-Trent
ST12 9ES

Facsimile:	01782 204 501

Attention:	Michael Parks

or, in either case, such other as the Company or WWUK (as the case may be) may notify to the Agent by not less than 5 Business Days’ notice.

(d)                                 The Agent shall, promptly upon request from any Party, give to that Party the address, telex number or facsimile number of any other Party applicable at the time for the purposes of this Clause 35.

(e)                                  All notices from or to an Obligor shall be sent through the Agent.  In the case of a notice to an Obligor other than the Company or WWUK, that Obligor consents to that notice being sent to the address of WWUK.

(f)                                    A communication to the Agent will only be effective on actual receipt by it.

36.                               LANGUAGE

(a)                                  Any notice given under or in connection with any Finance Document shall be in English.

(b)                                 All other documents provided under or in connection with any Finance Document shall be:

(i)                                     in English; or

(ii)                                  if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

37.                               JURISDICTION

37.1                        Submission

(a)                                  For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

(b)                                 Without prejudice to paragraph (a) above and for the benefit of each Finance Party, any Obligor incorporated or organised under the laws of the United States agrees that any New York State court or Federal court sitting in New York City has jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of those courts.

37.2                        Service of process

Without prejudice to any other mode of service, each Obligor (other than an Obligor incorporated in England and Wales):

(a)                                  irrevocably appoints:

(i)                                     Waterford Wedgwood U.K. Plc (which hereby accepts that appointment) as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document; and

(ii)                                  CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York 10011 as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with any Finance Document;

(b)                                 agrees to maintain an agent for service of process in England and in the State of New York until all Commitments have terminated and the Loans and all other amounts payable under the Finance Documents have been finally, irrevocable and indefeasibly repaid in full;

(c)                                  agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned;

(d)                                 consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 35.2 (Addresses for notices); and

(e)                                  agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the Obligor shall immediately appoint a further person in England or in the State of New York, as appropriate, to accept service of process on its behalf in England or in the State of New York, as appropriate, and, if the Obligor does not appoint a process agent within 15 days, the Agent is entitled and authorised to appoint a process agent for the Obligor by notice to the Obligor.

37.3                        Forum convenience and enforcement abroad

Each Obligor:

(a)                                  waives objection to the English and New York State and Federal courts on grounds of personal jurisdiction or inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)                                 agrees that a judgment or order of an English and New York State and Federal court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

37.4                        Non-exclusivity

Nothing in this Clause 37 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a)                                  in any other court of competent jurisdiction; or

(b)                                 concurrently in more than one jurisdiction.

38.                               GOVERNING LAW

This Agreement is governed by English law.

39.                               WAIVER OF JURY TRIAL

THE OBLIGORS AND THE FINANCE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

(to the Restated Credit Agreement)

VARIOUS PARTIES

PART 1

ORIGINAL BORROWERS

Original Borrower	Registered number	Jurisdiction of incorporation

All-Clad Holdings, Inc.		Pennsylvania, USA

Waterford Wedgwood GmbH	HRB 2900 (Local Court (Amtsgericht) at Hof)	Germany

Josiah Wedgwood & Sons Limited	613288	England and Wales

Staturn Limited	343652	England and Wales

Waterford Wedgwood Retail Limited	624489	England and Wales

Wedgwood Limited	44052	England and Wales

Waterford Crystal Limited	78088	Republic of Ireland

Waterford Crystal (Manufacturing) Limited	104597	Republic of Ireland

Waterford Wedgwood Japan Limited		Japan

Waterford Wedgwood USA, Inc.		New York, USA

WW Inc.		Delaware, USA

Waterford Wedgwood Finance, Inc.		Delaware, USA

PART 2

ORIGINAL GUARANTORS

Original Borrower	Registered number	Jurisdiction of incorporation

Josiah Wedgwood & Sons (Exports) Limited	240666	England and Wales

Stuart & Sons Limited	117548	England and Wales

Waterford Wedgwood, Inc.

Delaware, USA

Waterford Wedgwood Holdings Inc.

Delaware, USA

Clad Metals LLC

Delaware, USA

All-Clad Metalcrafters, LLC

Delaware, USA

Clad Holdings Corp

Delaware, USA

PART 3

RCF BANKS AND COMMITMENTS

RCF Commitments	As at date of Agreement		As at date of cancellation following HYB issue		As at date of cancellation following Rights Issue
	euro		euro		euro

The Governor and the Company of the Bank of Ireland	42,416,062		31,630,136		28,138,797
Allied Irish Banks, p.l.c.	37,703,166		28,115,677		25,012,264
Barclays Bank PLC	37,703,166		28,115,677		25,012,264
Bayerische Landesbank, London Branch	32,990,270		24,601,217		21,885,731
ABN Amro Bank N.V. Dublin Branch	32,990,270		24,601,217		21,885,731
IIB Bank Limited	32,990,270		24,601,217		21,885,731
Mizuho Corporate Bank Limited	27,789,628		20,723,039		18,435,627
The Royal Bank of Scotland plc	24,742,703		18,450,913		16,414,298
Wachovia Bank, National Association	23,564,479		17,572,298		15,632,665
Ulster Bank Ireland Limited	17,673,359		13,179,223		11,724,499
Scotiabank (Ireland) Limited	14,138,687		10,543,379		9,379,599

Total	euro	324,702,059	euro	242,133,994	euro	215,407,204

PART 4

BILATERAL BANKS AND BILATERAL FACILITIES

Bilateral Banks Commitments (excluding LC Facilities)

	As at date of Agreement		As at date of cancellation following HYB issue		As at date of cancellation following Rights Issue
	euro		euro		euro

The Governor and Company of the Bank of Ireland	8,465,000		6,312,446		5,615,677
National Westminster Bank Plc	5,756,000		4,292,314		3,818,528
Allied Irish Banks p.l.c.	1,270,000		947,053		842,517
ABN Amro Bank N.V. Dublin	719,500		536,539		477,316

Total	m	16,210,500	m	12,088,353	m	10,754,039

Bilateral Banks Commitments - LC Facilities

	As at date of Agreement		As at date of cancellation following HYB issue		As at date of cancellation following Rights Issue
	euro		euro		euro

ABN Amro Bank N.V. Dublin	310,000		231,171		205,654
National Westminster Bank Plc	4,180,295		3,117,293		2,773,206
Barclays Bank PLC	2,140,000		1,595,822		1,419,675

Total	euro	6,630,295	euro	4,944,286	euro	4,398,535

Total Commitments	euro	347,542,854	euro	259,166,632	euro	230,559,777

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BY AN ADDITIONAL BORROWER

(a)                                  A Borrower Accession Agreement, duly executed by the Additional Borrower and the Company and a Guarantor Accession Agreement duly executed as a deed by the Additional Borrower;

(b)                                 a copy of the memorandum and articles of association and certificate of incorporation (or equivalent constitutional documents) of the Additional Borrower;

(c)                                  a copy of a resolution of the board of directors of the Additional Borrower:

(i)                                     approving the terms of, and the transactions contemplated by, the Borrower Accession Agreement and resolving that it execute the Borrower Accession Agreement;

(ii)                                  authorising a specified person or persons to execute the Borrower Accession Agreement on its behalf; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

(d)                                 a certificate of an authorised signatory of the Additional Borrower confirming that utilisation of the RCF Facility in full would not cause any borrowing limit binding on it to be exceeded;

(e)                                  a copy of any other authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Borrower Accession Agreement or for the validity and enforceability of any Finance Document;

(f)                                    a specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above;

(g)                                 a copy of the latest audited accounts of the Additional Borrower;

(h)                                 Security Documents as are required by the Agent (acting reasonably) having due regard to the relative benefits to the Finance Parties of obtaining such security, the costs to the Group of providing it and the basis on which the Finance Parties obtained security as conditions precedent to the Second A&R Agreement;

(i)                                     a legal opinion of Allen & Overy, legal advisers to the Agent, addressed to the Finance Parties;

(j)                                     if the Additional Borrower is incorporated in a jurisdiction other than England and Wales, a legal opinion of legal advisers to the Agent in the jurisdiction of its incorporation, addressed to the Finance Parties; and

(k)                                  a certificate of an Authorised Signatory of the Additional Borrower certifying that each copy document specified in Part 3 of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Borrower Accession Agreement.

PART 2

CONDITIONS PRECEDENT DOCUMENTS

TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

(a)                                  A Guarantor Accession Agreement, duly executed as a deed by the Additional Guarantor;

(b)                                 a copy of the memorandum and articles of association and certificate of incorporation (or equivalent constitutional documents) of the Additional Guarantor;

(c)                                  a copy of a resolution of the board of directors of the Additional Guarantor:

(i)                                     approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement and resolving that it execute the Guarantor Accession Agreement as a deed;

(ii)                                  authorising specified persons to execute the Guarantor Accession Agreement as a deed or to witness the affixing of the common seal of the Additional Guarantor to the Guarantor Accession Agreement; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents to be signed and/or despatched by it under or in connection with this Agreement;

(d)                                 a copy of a resolution, signed by all the holders of the issued or allotted shares in the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement;

(e)                                  a certificate of an authorised signatory of the Additional Guarantor certifying that utilisation of the RCF Facility in full would not cause any borrowing limit binding on it to be exceeded;

(f)                                    a copy of any other authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Guarantor Accession Agreement or for the validity and enforceability of any Finance Document;

(g)                                 a specimen of the signature of each person authorised by the resolutions referred to in paragraphs (c) and (d) above;

(h)                                 Security Documents as are required by the Agent (acting reasonably) having due regard to the relative benefits to the Finance Parties of obtaining such security, the costs to the Group of providing it and the basis on which the Finance Parties obtained security as conditions precedent to the Second A&R Agreement;

(i)                                     a copy of the latest audited accounts of the Additional Guarantor;

(j)                                     a legal opinion of Allen & Overy, legal advisers to the Agent, addressed to the Finance Parties;

(k)                                  if the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of legal advisers to the Agent in the jurisdiction of its incorporation, addressed to the Finance Parties; and

(l)                                     a certificate of an Authorised Signatory of the Additional Guarantor certifying that each copy document specified in Part 4 of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Guarantor Accession Agreement.

SCHEDULE 3

(to the Restated Credit Agreement)

CALCULATION OF THE MANDATORY COST

1.                                      General

The Mandatory Cost is the weighted average of the rates for each RCF Bank calculated below by the Agent on the first day of a Term.  The Agent must distribute each amount of Mandatory Cost among the RCF Banks on the basis of the rate for each RCF Bank lender.

2.                                      For a Lender lending from a Facility Office in the U.K.

(a)                                  The relevant rate for a RCF Bank lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in Sterling:

AB + C(B – D) + E x 0.01	per cent. per annum
100 – (A + C)

for any other Loan:

E x 0.01	per cent. per annum
300

where on the day of application of the formula:

A                                      is the percentage of that RCF Bank’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B                                        is LIBOR for that Term;

C                                        is the percentage of that RCF Bank’s eligible liabilities which the Bank of England requires it to place as a special deposit;

D                                       is the interest rate per annum allowed by the Bank of England on a special deposit; and

E                                         is the charge payable by each RCF Bank to the Financial Services Authority under the fees rules (but, for this purpose, ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that RCF Bank.

(b)                                 For the purposes of this paragraph 2:

(i)                                     “eligible liabilities” and “special deposit” have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)                                  “fees rules” means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)                               “tariff base” has the meaning given to it in the fees rules.

(c)                                  (i)                                     In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15.  A negative result obtained by subtracting D from B is taken as zero.

(ii)                                  Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)                                 (i)                                     Each RCF Bank must supply to the Agent the information required by it to make a calculation of the rate for that RCF Bank.  The Agent may assume that this information is correct in all respects.

(ii)                                  If a RCF Bank fails to do so, the Agent may assume that the RCF Bank’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

(iii)                               The Agent has no liability to any Party if its calculation over or under compensates any Revolving Credit Bank.

3.                                      For a RCF Bank lending from a Facility Office in a Participating Member State

(a)                                  The relevant rate for a RCF Bank lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that RCF Bank to the Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)                                 If a RCF Bank fails to specify a rate under paragraph (a) above, the Agent will assume that the RCF Bank has not incurred any such cost.

4.                                      Changes

The Agent may, after consultation with the Company and the RCF Banks, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)                                  any change in law or regulation; or

(b)                                 any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 4

(to the Restated Credit Agreement)

FORM OF REQUEST

To:        [               ] as Agent

From:    [BORROWER]

Date:[           ]

WATERFORD WEDGWOOD PLC - euro 347,542,854 Revolving Credit Facility Agreement as amended and restated
as at 4th March, 2002 and further amended and restated by an agreement dated [       ] November, 2003

1.                                       This is a Request.

2.                                       We wish to borrow a Loan on the following terms::

(a)                                  Drawdown Date: [               ]

(b)                                 Amount and currency:  [          ]

(c)                                  Term:  [            ] /alternative Term:  [      ]

(d)                                 Payment Instructions:  [               ].

3.                                       We confirm that each condition specified in Clause 5.2 (Further conditions precedent) is satisfied on the date of this Request.

By:

[BORROWER]

Authorised signatory

SCHEDULE 5

(to the Restated Credit Agreement)

FORMS OF ACCESSION DOCUMENTS

PART 1

NOVATION CERTIFICATE

To:                              [                                             ] as Agent

From:                  [THE EXISTING REVOLVING CREDIT BANK] and [THE NEW REVOLVING CREDIT BANK]

Date: [          ]

WATERFORD WEDGWOOD PLC - euro 347,542,854 Revolving Credit Facility Agreement as amended and restated
as at 4th March, 2002 and further amended and restated by an agreement dated [     ] November, 2003

We refer to Clause 29.3 (Procedure for novations)

1.                                       We [               ] (the Existing RCF Bank) and [                    ] (the New RCF Bank) agree to the Existing RCF Bank and the New RCF Bank novating all the Existing RCF Bank’s rights and obligations referred to in the Schedule in accordance with Clause 29.3 (Procedure for novations).

2.                                       The specified date for the purposes of Clause 29.3(c) (Procedure for novations) is [date of novation].

3.                                       The Facility Office and address for notices of the New RCF Bank for the purposes of Clause 35.2 (Addresses for notices) are set out in the Schedule.

4.                                       For the purposes of Article 1278 of the Luxembourg Civil Code, it is expressly agreed that the security created or evidenced by the Security Documents shall be preserved for the benefit of the New Lender and each other Finance Party.

5.                                       This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated

[Details of the rights and obligations of the Existing RCF Bank to be novated].

[New RCF Bank]

[Facility Office	Address for notices]

[Existing RCF Bank	[New RCF Bank]	[ ]

By:	By:	By:

Date:	Date:	Date:

PART 2

BORROWER ACCESSION AGREEMENT

To:                              [          ] as Agent

From:                  [PROPOSED BORROWER] and [COMPANY]

[Date]

WATERFORD WEDGWOOD PLC - euro 347,542,854 Revolving Credit Facility Agreement as amended and restated
as at 4th March, 2002 and further amended and restated by an agreement dated [       ] November, 2003

We refer to Clause 29.4 (Additional Borrowers).

[Name of company] of [Registered Office] (registered number [                             ]) (the Proposed Borrower) agrees to become an Additional Borrower and to be bound by the terms of the Credit Agreement as an Additional Borrower in accordance with Clause 29.4 (Additional Borrowers).

The address for notices of the Proposed Borrower for the purposes of Clause 35.2 (Addresses for notices) is:

[

]

This Agreement is governed by English law.

By:

[PROPOSED BORROWER]

Authorised signatory

By:

WATERFORD WEDGWOOD PLC

Authorised signatory

PART 3

GUARANTOR ACCESSION AGREEMENT

To:                              [            ] as Agent

From:                  [PROPOSED GUARANTOR]

Date: [       ]

WATERFORD WEDGWOOD PLC - euro 347,542,854 Revolving Credit Facility Agreement as amended and restated
as at 4th March, 2002 and further amended and restated by an agreement dated [       ] November, 2003

We refer to Clause 29.6 (Guarantor cover).

We, [name of company] of [Registered Office] (Registered no.  [               ]) agree to become an Additional Guarantor and to be bound by the terms of the Credit Agreement as an Additional Guarantor in accordance with Clause 29.6(Guarantor cover).

Our address for notices for the purposes of Clause 35.2 (Addresses for notices) is:

[ ]

This Deed is intended to be a deed and is governed by English law.

[Attestation clause for

execution as a deed]

SCHEDULE 6

(to the Restated Credit Agreement)

TIMETABLE

In this Schedule 6:

D-[x]	=	x Business Days before the relevant Drawdown Date

A	=	Agent

B	=	RCF Bank

Time
Clause	Event	(Sterling)	(euros, U.S Dollars, Swiss Francs and Yen)

6.1(a)	A receives Request	D-1 10.00 a.m.	D-3 10.00 a.m.

6.4	A notifies each B of details of Request and amount of each B’s advance	D-1 1.00 p.m.	D-3 1.00 p.m.

6.5(b)	A receives objection by B to selection of a Term of optional duration	D-1 4.00 p.m.	D-3 4.00 p.m.

6.5(c)	A notifies Borrower and each B of the new Term	D 9.30 a.m.	D-2 9.30 a.m.

SCHEDULE 7

PERMITTED DISPOSALS

1.                                       Tunstall Car Park

2.                                       Coalport

3.                                       Eagle Factory

4.                                       Alexandra Factory

5.                                       Mason’s Ironstone

6.                                       Dungarvan Land

7.                                       Stourbridge Site/Stuart Crystal Manufacturing Site

8.                                       Midwinter tip

SIGNATORIES

TO THE SECOND AMENDMENT AND RESTATEMENT AGREEMENT

Company

WATERFORD WEDGWOOD PLC

By:	/s/ Richard Barnes

WWUK

WATERFORD WEDGWOOD U.K.PLC

By:	/s/ Richard Barnes

Original Borrowers

ALL-CLAD HOLDINGS, INC.

By:	/s/ A.Cappiello
A.Cappiello

WATERFORD WEDGWOOD GMBH

By:	/s/ Richard Barnes

JOSIAH WEDGWOOD & SONS LIMITED

By:	/s/ Richard Barnes

STATUM LIMITED

By:	/s/ Richard Barnes

WATERFORD WEDGWOOD RETAIL LIMITED

By:	/s/ Richard Barnes

WEDGWOOD LIMITED

By:	/s/ Richard Barnes

WATERFORD CRYSTAL LIMITED

By:	/s/ Richard Barnes

WATERFORD CRYSTAL (MANUFACTURING) LIMITED

By:	/s/ Richard Barnes

WATERFORD WEDGWOOD JAPAN LIMITED

By:	/s/ Richard Barnes

WATERFORD WEDGWOOD USA, INC.

By:	/s/ A. Cappiello
A.Cappiello

WW INC.

By:	/s/ Richard Barnes

WATERFORD WEDGWOOD FINANCE, INC.

By:	/s/ Richard Barnes

Original Guarantors

JOSIAH WEDGWOOD & SONS (EXPORTS) LIMITED

By:	/s/ Richard Barnes

STUART & SONS LIMITED

By:	/s/ Richard Barnes

WATERFORD WEDGWOOD, INC

By:	/s/ Richard Barnes

WATERFORD WEDGWOOD HOLDINGS INC.

By:	/s/ A.Cappiello
A.Cappiello

CLAD METALS LLC

By:	/s/ A.Cappiello
A.Cappiello

ALL-CLAD METALCRAFTERS, LLC

By:	/s/ A.Cappiello
A.Cappiello

CLAD HOLDLINGS CORP

By:	/s/ A.Cappiello
A.Cappiello

Arrangers

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ Neil Wright

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Gerry Burke	/s/ Dara Moloney
	GERRY BURKE	DARA MOLONEY

Banks

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Gerry Burke	/s/ Dara Moloney
	GERRY BURKE	DARA MOLONEY

ALLIED IRISH BANKS, p.l.c.

By:	/s/ Caroline Strappe	By:	/s/ Donall O'Shea
	Caroline Strappe		Donall O'Shea

BARCLAYS BANK PLC

By:	/s/ Richard Fry

BAYERISCHE LANDESBANK, LONDON BRANCH

By:	/s/ Paul James	/s/ Brian Clark
	PAUL JAMES		BRIAN CLARK

ABN AMRO BANK N.V. DUBLIN BRANCH

By:	/s/ S. J. Hamilton		/s/ Francis O’Higgins
	S J HAMILTON		FRANCIS O’HIGGINS

IIB BANK LIMITED

By:	/s/ Orla Halpenny	By:	/s/ Siobhan Lynch

MIZUHO CORPORATE BANK LIMITED

By:	/s/ Christopher Grey

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Neil Wright

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Carrie Boerieke
Carrie Boerieke, Director

ULSTER BANK IRELAND LIMITED

By:	/s/ Jason Campbell	/s/ Andrew Fitzpatrick
	JASON CAMPBELL	ANDREW FITZPATRICK
	SNR. MANAGER.	DIRECTOR - BUSINESS & CORPORATE BANKING

SCOTIABANK (IRELAND) LIMITED

By:	/s/ Clive H. Sinnamon
CLIVE H. SINNAMON

NATIONAL WESTMINSTER BANK PLC

By:	/s/ Neil Wright

Agent

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Gerry Burke	/s/ Dara Moloney
	GERRY BURKE	DARA MOLONEY

Co-ordinators

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Gerry Burke	/s/ Dara Moloney
	GERRY BURKE	DARA MOLONEY

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Neil Wright